    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 28, 2000

                                                          REGISTRATION NO. 333-
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          E-AUCTION GLOBAL TRADING INC.
             (Exact name of registrant as specified in its charter)

         Nevada                       7389 (Services- Business Services)                n/a
(State or other jurisdiction             (Primary Standard Industrial            (I.R.S. Employer
of incorporation or organization)         Classification Code Number)         Identification Number)

                                 181 BAY STREET
                              BCE PLACE, SUITE 3730
                                TORONTO, ONTARIO
                                 CANADA M5J 2T3
                                 (613) 214-1587
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  DAVID HACKETT
                                 181 BAY STREET
                              BCE PLACE, SUITE 3730
                                TORONTO, ONTARIO
                                 CANADA M5J 2T3
                                 (613) 214-1587
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
      FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

------------------------------------ --------------- -------------------------- ------------------------ -------------------------
Title of Each Class of Securities    Amount to be                               Aggregate Offering       Amount of Registration
to be registered                     Registered      Offering Price Per Unit    Price                    Fee
------------------------------------ --------------- -------------------------- ------------------------ -------------------------
Common Stock, par value $0.001 per   55,719,030
share                                shares          $3.625 (1)                 $201,981,483.70          $53,323.11
------------------------------------ --------------- -------------------------- ------------------------ -------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the high and low sales price of the Common shares on February 18, 2000.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS (SUBJECT TO COMPLETION)
DATED FEBRUARY 28, 2000




                          e-AUCTION GLOBAL TRADING INC.

                            55,719,030 COMMON SHARES

         This prospectus relates to the sale of up to 55,719,030 shares (the "Shares') of common stock, $0.01 par value per share (the "Common Shares") of e-Auction Global Trading Inc. (the "Company" or "e-Auction"). The Shares may be offered by certain stockholders of the Company (the "Selling Stockholders") or by their pledgees, donees, distributees or other successors-in-interest, from time to time in transactions (which may include block transactions) on the quotation system operated by the National Quotation Bureau, LLC, known as the Pink Sheets, or on one or more other securities markets and exchanges, in privately negotiated transactions, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares directly to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

         The Company issued the Shares to the Selling Shareholders as a result of certain private placements as follows: (i) on February 26, 1999 in connection with the acquisition by the Company of e-Auction Global Trading Inc. (Barbados) (the "RTO Transaction"); (ii) on August 13, 1999 as consideration for the payment of a fee and interest to Millenium Advisors Inc. ("Loan Transaction") in connection with a $1 million loan to the Company; (iii) on January 10, 2000 in connection with the acquisition by the Company, through a wholly-owned subsidiary, of all of the shares of Schelfhout Computer Systemen N.V. ("Schelfhout") (the "SCS Transaction"); and
(iv) on January 7, 2000 in connection with the issuance of common shares of the Company on the exercise of 16,885,447 special warrants previously issued by the Company (the "Special Warrant Transaction"). (Collectively, the RTO Transaction, The Loan Transaction, the SCS Transaction and the Special Warrant Transaction shall be referred to as the "Transactions".) The Shares issued in connection with the Transactions constitute the Shares being registered hereunder. In connection with any sales, the Selling Shareholders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the SECURITIES ACT OF 1933, as amended (the "1933 Act"). See "Selling Shareholders").

         None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear all expenses (other than broker's commissions and similar charges) in connection with the registration and sale of the Shares being offered by the Selling Stockholders that initially were issued as a result of the Transactions. The Company has agreed to indemnify the Selling Stockholders and any broker-dealers who act in connection with the sale of the Shares hereunder that initially were issued as a result of the Transactions against certain liabilities, including liabilities under the 1933 Act.

         The Company's outstanding Common Shares are quoted on the quotation system operated by the National Quotation Bureau, LLC, known as the Pink Sheets under the symbol "EAUC". Prior to January 19, 2000, the Company's outstanding Common Shares were quoted on the OTCBB under the symbol "EAUC". On February 25, 2000, the closing price for the Common Shares as reported on the Pink Sheets was $3.94 per share.

         FOR INFORMATION CONCERNING CERTAIN RISK FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" COMMENCING ON PAGE ___. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               The date of this Prospectus is February 28, 2000.

         All other trademarks or service marks appearing in this Prospectus are trademarks or service marks of the respective companies that utilize them.

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. THE COMMON SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

                                   THE COMPANY

         e-Auction was originally organized by the filing of articles of incorporation (the "Articles of Incorporation") with the Secretary of State of the State of Nevada on January 8, 1998 under the name "Kazari International, Inc." ("Kazari"). The Articles of Incorporation of Kazari authorized the issuance of forty million (40,000,000) shares of common stock at a par value of $0.001 per share.

         On February 26, 1999, Kazari, e-Auction Global Trading Inc. (Barbados) ("e-Auction (Barbados)") and QFG Holdings Limited ("QFG") entered into a share exchange agreement (the "Share Exchange Agreement"). At the time of the Share Exchange Agreement, QFG was the owner of thirty four million five hundred thousand (34,500,000) common shares in the capital of e-Auction (Barbados) (the "e-Auction (Barbados) Shares"), which e-Auction (Barbados) Shares represented all of the issued and outstanding common shares in the capital of e-Auction (Barbados). Pursuant to the terms of the Share Exchange Agreement, Kazari purchased the e-Auction (Barbados) Shares in exchange for thirty four million five hundred thousand (34,500,000) common shares in the capital of Kazari being issued from treasury to the shareholders of e-Auction (Barbados) on a one for one basis. Kazari had no viable business activities at the time of the Share Exchange Agreement.

         On June 10, 1999, Kazari amended its articles of incorporation by filing a Certificate of Amendment of Articles of Incorporation (the "Certificate") with the Secretary of the State of Nevada, which Certificate amended Kazari's name to "e-Auction Global Trading Inc." and increased the number of authorized shares of common stock from forty million (40,000,000) shares of common stock, par value $0.001 to two hundred and fifty million (250,000,000) shares of common stock, par value $0.001.

         e-Auction currently has a wholly owned subsidiary, e-Auction (Barbados), which in turn has one wholly owned subsidiary, e-Auction Global Trading Inc. (Canada). The Company has a 50.01% ownership interest in e-Auction Austrailasia Pay Limited, an Austrailian Company. The Company also owns e-Auction Belgium N.V., directly, which in has one wholly owned subsidiary, Schelfhout Computer Systemen N.V. ("Schelfhout"), a Belgium company. See "Business - Acquisition of Schelfhout".

                       SUMMARY CONSOLIDATED FINANCIAL DATA

                                                                      PERIOD FROM
                                                                   JANUARY 8, 1998 TO       YEAR ENDED
                                                                    DECEMBER 31, 1998    DECEMBER 31, 1999
                                                                   -----------------------------------------
                                                                         Audited             Unaudited
Consolidated Statement of Operations Data:
   Total Revenues                                                              $0                   $685
   Income - (Loss) from Operations                                      $(291,569)           $(1,537,432)
   Income - (Loss)                                                      $(291,569)           $(1,537,432)
   Pro forma basic and diluted net income per share                       $(0.068)               $(0.045)
   Shares used in computing pro forma basic and
   diluted net income per share                                         4,266,704             34,432,329

                                                                    DECEMBER 31, 1999
                                                                          ACTUAL
CONSOLIDATED BALANCE SHEET DATA
     Cash and cash equivalents                                           $100,181
     Long-term debt, less current portion                                      $0
     Total shareholders' equity                                          $(50,319)


----------------------

(1) Based on the number of shares outstanding as of December 31, 1999. Excludes 4,300,000 shares issuable upon exercise of outstanding stock options as of December 31, 1999 granted under the Company's Stock Option Plan. See "Management -- Stock Option Plan."

                                  RISK FACTORS

         IN ADDITION TO OTHER INFORMATION IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN EVALUATING INVESTMENT IN THE COMPANY AND BEFORE PURCHASING ANY COMMON SHARES OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. WHEN USED IN THIS PROSPECTUS, THE WORDS "WILL", "ANTICIPATE", "BELIEVE", " ESTIMATE", "EXPECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENT MAY DIFFER MATERIALLY FROM THE RESULTS, PERFORMANCE OR ACHIEVEMENT DISCUSSED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW IN "RISK FACTORS", "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, A REFERENCE TO e-AUCTION OR THE COMPANY INCLUDES e-AUCTION AND ALL OF ITS SUBSIDIARIES INCLUDING SCHELFHOUT. e-AUCTION SHOULD BE CONSIDERED SPECULATIVE DUE TO THE NATURE OF THE BUSINESS IN WHICH e-AUCTION WILL BE ENGAGED, ITS EARLY STATE OF DEVELOPMENT AND THE DEGREE OF RELIANCE e-AUCTION PLACES ON THE EXPERTISE OF MANAGEMENT. SPECIFICALLY, WITH THE COMPLETION OF THE SCHELFHOUT ACQUISITION, e-AUCTION'S BUSINESS IS SUBJECT TO NUMEROUS RISK FACTORS, INCLUDING BUT NOT LIMITED TO THE FOLLOWING:

e-AUCTION'S LIMITED OPERATING HISTORY AND EVOLVING BUSINESS MODEL

         Although the completion of the acquisition of Schelfhout provides the Company with more extensive operating knowledge, e-Auction has a limited operating history under its current business model upon which it can be evaluated. There can be no assurance that the Company will be successful in addressing the risks inherent in its business model and the failure to do so could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON EMERGING MARKET FOR APPLICATIONS

         e-Auction's software products are based on programming languages, which to date have been used primarily for specialized applications on the desktop. The future success of e-Auction will depend, in large part, on the acceptance of Internet based applications for wide spread commercial use in server based environments.

DEPENDENCE ON MARKET ACCEPTANCE OF e-AUCTION PACKAGED APPLICATIONS

         The vast majority of e-Auction's revenues will be derived from the implementation of packaged applications around the perishable commodity auction process. e-Auction's success will depend on the acceptance of financial services and settlement services application software and services by the market, as well as e-Auction's ability to enhance its products and services to meet the evolving needs of customers on a timely basis. There can be no assurance of the market's acceptance of e-Auction's solutions or e-Auction's ability to meet customers' needs.

INTENSE COMPETITION

         The e-commerce business to business market is highly competitive, is rapidly changing, and is significantly affected by new product introductions and geographical regional market growth. Barriers to entry into this market are relatively low and e-Auction expects that competition will intensify in the future. Specific factors upon which e-Auction competes include, but are not limited to, functionality of its applications and services, technological sophistication, ease of use, timing for implementation, quality of support and services, price and breadth of experience. e-Auction believes that it will compete favorably on all of these competitive factors. However, there remains significant risk that competitive forces may effect e-Auction's ability to compete and generate revenue. Some of the potential competitors to e-Auction in the fish commodity space are: Fishmonger, Gofish, French Fish, Nieaff-Smidt and OES. In the flower commodities space: WCOL, American Clock, Nieaff-Smidt and OES. In the fruits and vegetables commodities space: WCOL, Nieaff-Smidt and OES.

RISKS ASSOCIATED WITH PAST AND FUTURE ACQUISITIONS

         e-Auction intends to engage in selective acquisitions of perishable commodity businesses in the future, which may include software vendors, auction houses and information technology service companies. There are no assurances that e-Auction will be able to identify suitable acquisition candidates available for sale at reasonable prices, complete any acquisitions or successfully integrate any acquired business, including Schelfhout when completed, into e-Auction's operations.

RISKS ASSOCIATED WITH ADDITIONAL FINANCING

         e-Auction intends to raise additional financing, which financing is critical in furthering its business plan. There are no assurances that e-Auction will be successful in capitalizing the company and therefore the business plan may not be able to be executed as stated herein.

THE PROPOSED OPERATIONS OF e-AUCTION ARE SPECULATIVE

         The success of e-Auction's proposed plan of operation depends to a great extent on the operations, financial condition and management of Schelfhout and other target companies. While business combinations with entities having established operation histories are preferred, there are no assurances that e-Auction will be successful in locating candidates meeting such criteria. In the event that e-Auction completes business combinations, the success of the e-Auction's operations will depend on the management of the target companies and numerous other factors.

BROAD MANAGEMENT DISCRETION AS TO USE OF PROCEEDS

         A substantial portion of the net proceeds to be received by the Company in connection with the offering is allocated to working capital and general corporate purposes. Accordingly, management will have broad discretion with respect to the expenditure of such proceeds. Purchasers of Common Shares offered hereby will be entrusting their funds to the Company's management, upon whose judgment they must depend, with limited information concerning the specific working capital requirements and general corporate purposes to which the funds will ultimately be applied. See "Use of Proceeds."

UNCERTAIN PROTECTION OF INTELLECTUAL PROPERTY RIGHTS

         The Company's success depends, in part, upon the protection of its proprietary rights in its products, technology and trade secrets. The Company relies on a combination of patent, copyright, and trademark laws, confidentiality procedures and licensing arrangements to protect its proprietary rights. There can be no assurance, however, that the confidentiality and license agreements on which the Company relies to protect its trade secrets and proprietary technology will be adequate. Further, the laws of certain countries in which the Company does business, do not protect the Company's proprietary rights to the same extent as the laws of the United States. Legal protections of the Company's proprietary rights may be ineffective in such countries. Policing unauthorized use of the Company's products is difficult, and litigation to defend and enforce the Company's intellectual property rights could result in substantial costs and diversion of resources. Despite the Company's efforts to safeguard and maintain its proprietary rights both in the United States and abroad, there can be no assurance that the Company will be successful in doing so, or that the steps taken by the Company in this regard will be adequate to deter misappropriation or independent third party development of the Company's technology or to prevent an unauthorized third party from copying or otherwise obtaining and using the Company's products or technology. Any failure in the protection of the Company's proprietary rights could have a material adverse effect on the Company's business, financial condition and results of operations.

         As the number of industry-specific packaged application and service vendors in the industry increases and the functionality of these products further overlaps, software development and services companies like the Company may increasingly become subject to claims of infringement or misappropriation of the intellectual property rights of others. There can be no assurance that third parties will not assert infringement or misappropriation claims against the Company in the future with respect to current or future products. Any claims or litigation, with or without merit, could be time-consuming, result in costly litigation, diversion of management's attention and cause product shipment delays or require the Company to enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to the Company, if at all, which could have a material adverse effect on the Company's business, financial condition and results of operations. Adverse determinations in such claims or litigation could also have a material adverse effect on the Company's business, financial condition and results of operations.

RAPID TECHNOLOGICAL CHANGE; RISKS OF DEVELOPMENT; DEPENDENCE ON NEW PRODUCTS AND SERVICES

         The Company currently has a substantial number of products and services under development. There can be no assurance that the Company will not experience difficulties that delay or prevent the successful development of these new services. In most cases, substantial expenses will be incurred prior to any payment by customers.

         Rapid technological change, dynamic demands and frequent introductions of new products and product enhancements characterize the market for the Company's services. Customer requirements for services can change rapidly as a result of innovations and changes within the computer hardware and software industries and the customers' vertical markets, the introductions of new products and technologies and the emergence, evolution or widespread adoption of industry standards. The actual or anticipated introduction of new services can render existing services obsolete or unmarketable or result in delays in the purchase of such services.

         The Company's future success will depend in large part on its ability to improve its current services and to develop and market new services that address these changing markets and market requirements on a timely basis. There can be no assurance that the Company will be successful in developing and marketing any new services, that the Company will not experience difficulties that delay or prevent the successful development, introduction or marketing of such services or that any new services will adequately address market requirements and achieve market acceptance. If the Company is unable, for technological or other reasons, to develop new services in a timely manner in response to, among other things, changing market conditions or customer requirements, the Company's business, operation results and financial condition will be materially adversely affected. Although the Company has no current plans to the contrary, there can be no assurance that the Company's future services will be similar to, or bear any resemblance to, its current services.


                                 USE OF PROCEEDS

         The Company is not receiving any of the proceeds from the sale of the Shares being registered hereunder.

                                 DIVIDEND POLICY

         The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain any future earnings of its business, and therefore does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

         The following table sets forth as of December 31, 1999 (i) the actual capitalization of the Company; (ii) the capitalization of the Company giving pro forma effect to the issuance of Common Shares on the acquisition of Schelfhout; and (iii) the pro forma capitalization of the Company as adjusted to reflect the issue of 16,885,447 common shares of the Company on the exercise of Special Warrants issued in the Special Warrant Transaction


                                                            DECEMBER 31,         DECEMBER 31,         DECEMBER 31,
                                                                1999                 1999                 1999
                                                         --------------------------------------------------------------
                                                              ACTUAL(i)       WITH SCHELFHOUT (ii)   WITH WARRANTS (iii)
                                                             (UNAUDITED)          (UNAUDITED)          (UNAUDITED)
Stockholders' equity:
  Common Shares, no par value, 250,000,000 authorized:
         39,820,000 issued and outstanding, actual.....             $39,820               $43,456           $60,394
Contributed Surplus....................................            $235,930            $6,232,292       $14,511,260
Retained earnings (Deficit)............................         $(1,829,001)          $(1,829,001)      $(1,829,001)
                                                                ------------          ------------      ------------
    Total shareholders' equity.........................         $(1,553,251)           $4,446,749       $12,742,653
                                                                ------------          ------------      ------------

--------------------------
(1) See Notes to Consolidated Financial Statements.


                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected consolidated financial data should be read in conjunction with the Company's consolidated financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The consolidated statement of operations data for the period from January 8, 1998 to December 31, 1998 and the 12 month period ended December 31, 1999, and the consolidated balance sheet data at December 31, 1998 and 1999 are derived from the audited consolidated financial statements included elsewhere in this Prospectus. Historical results are not necessarily indicative of results to be expected in the future.


                                                      ---------------------------------------------
                                                            PERIOD FROM
                                                         INCORPORATION ON          YEAR ENDED
                                                        JANUARY 8, 1998 TO     DECEMBER 31, 1999
                                                         DECEMBER 31, 1998
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:                                                                   $0                 $685

Expense:
    Salaries and Benefits                                                  $-             $646,370
    Legal                                                             $23,005              $87,345
    Sales, General and Administration                                $218,564             $804,402

                                                      ---------------------------------------------
Net Income (Loss)                                                   $(291,569)         $(1,537,432)

                                                      ---------------------------------------------
CONSOLIDATED BALANCE SHEET DATA:                               1998                   1999
Cash                                                                 $100,181             $301,164
Deposit in Schelfhout                                                      $-           $1,000,000
Total Assets                                                         $102,181           $1,371,911
Payables and Accruals                                                $152,500           $1,725,162
Loan Payable                                                               $-           $1,000,000
Shareholders' Equity                                                 $(50,319)         $(1,553,251)


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF e-AUCTION SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," AND ELSEWHERE IN THIS PROSPECTUS.

SELECTED FINANCIAL INFORMATION

         The Company's consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles. The following table sets forth selected financial information of the Company extracted from the Company's unaudited and audited consolidated financial statements.


STATEMENT OF OPERATIONS DATA:
--------------------------------------------------------------------------------------------------
                                                                         1999 (1)         1998 (2)
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
Salaries and Benefits                                                   $646,370               $-
--------------------------------------------------------------------------------------------------
Legal                                                                    $87,345          $23,005
--------------------------------------------------------------------------------------------------
Sales, General and Administration                                       $804,402         $218,564
--------------------------------------------------------------------------------------------------
Loss                                                                 $(1,537,432)       $(291,569)
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
Loss per Common Share                                                    $(0.045)         $(0.068)
--------------------------------------------------------------------------------------------------
Weighted Average Common Shares Outstanding                            34,432,329        4,266,704
--------------------------------------------------------------------------------------------------
Accumulated deficit                                                  $(1,829,001)        $(50,319)
--------------------------------------------------------------------------------------------------


BALANCE SHEET DATA:
--------------------------------------------------------------------------------------------------
                                                                        As at December 31
--------------------------------------------------------------------------------------------------
                                                                     1999 (1)         1998 (2)
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
Cash                                                                    $301,164         $100,181
--------------------------------------------------------------------------------------------------
Deposit in Schelfhout                                                 $1,000,000               $-
--------------------------------------------------------------------------------------------------
Total Assets                                                          $1,371,911         $102,181
--------------------------------------------------------------------------------------------------
Payables and Accruals                                                 $1,725,162         $152,500
--------------------------------------------------------------------------------------------------
Loan Payable                                                          $1,000,000               $-
--------------------------------------------------------------------------------------------------
Shareholders' Equity                                                 $(1,553,251)        $(50,319)
--------------------------------------------------------------------------------------------------


(1) This information was extracted from the Company's unaudited financial statements contained in this prospectus.
(2) This information was extracted from the Company's audited financial statements contained in this prospectus.

LIQUIDITY AND CAPITAL RESOURCES

     Changes in non-cash operating accounts at December 31, 1999 was $1,061,869 compared to $2,500 for the previous period from January 8, 1998 to December 31, 1998. The increase in non-cash operating accounts was due to an increase in payables of $861,869. The company also increased its amount due to Ventures North Investment Partners by $860,793. Prior to the completion of the January fund raising, Ventures North Investment Partners has been funding the day to day operations of the Company. The amounts are payable on demand and bear interest at 0% per annum. At year end the Company held cash of $301,164. Subsequent to year end the Company raised an additional $2.5 million, net of expenses, through a special warrant financing and $2.2 million convertible debenture financing, the proceeds of which are being used to complete the Schelfhout acquisition and to fund ongoing operations. See "Business - Completion of Debenture Offering".

RESULTS OF OPERATIONS

     Nineteen ninety nine was a year of business development for e-Auction. The company spent considerable time and effort in defining its market space and in acquiring Schelfhout Computer Systemen N.V. (which closed on January 7, 2000). During the year the company spent $1,537,432 in operating expenses (compared to $241,569 for the period of January 8, 1998 (date of incorporation) to December 31, 1999). The majority of these costs were in relation to business development efforts.

     On February 26, 1999 Kazari International, Inc. was involved in a Share Exchange Agreement with e-Auction Global Trading Inc. (Barbados) and Kazari International, Inc. subsequently changed its name to e-Auction Global Trading Inc. The financial effect of the purchase of e-Auction Global Trading Inc. is accounted for as a reverse takeover, as the shareholders of e-Auction Global Trading Inc. (Barbados) now control e-Auction Global Trading Inc.

-    RESEARCH AND DEVELOPMENT

     On February 1, 1999, e-Auction (Barbados) acquired the internet auctioning software, technology and other intellectual property assets of Generated Solutions Ltd. ("GSL"). GSL had been providing its propriety internet auctioning technology to a number of auction houses conducting electronic auctions. On February 1, 1999, e-Auction (Barbados) acquired the intellectual property assets of National Electronic Marketing Inc. ("NEMI"). NEMI assets included the exclusive rights to market GSL's internet auctioning software outside of North America and non-exclusive North American rights. Upon the completion of the Share Exchange Agreement, e-Auction acquired the rights to market and exploit the GSL and NEMI technologies.

-    SELLING, GENERAL AND ADMINISTRATIVE

     Selling, General and Administrative increased from $218,564 in 1998 to $804,402 in 1999. The 1999 SG&A is consistent with the Company's business development growth. In June, with the continued growth the Company hired David Hackett as the Chief Financial Officer. Mr. Hackett is responsible for the Finance and Administration department as well as the day to day operations of the Company. In January 2000, with the completion of the Schelfhout acquisition, the Company hired Daniel McKenzie as the Chief Executive Officer and the Chairman of the Board.

-    RISKS AND UNCERTAINTIES

     e-Auction's business plan is largely dependent upon the perishable commodity auction marketplace and the business to business electronic commerce marketplace. This marketplace has been experiencing a dramatic increase in size over the past few years. The Company believes in the strengths of its capabilities, and in its ability to adapt to changes in this marketplace environment. However there is no assurance that the perishable commodity auction marketplace and the business to business electronic commerce marketplace will continue to exist or that the skills of the Company will not become obsolete, or be circumvented. Due to the significant and rapid technological changes in the perishable commodity auction marketplace and the business to business electronic commerce there can be no assurance that the introduction of new products or the development of technologies by other entities will not render the Companies products and services obsolete or unmarketable.

-    OUTLOOK

     e-Auction will continue to focus on delivering to the perishable commodity auction marketplace and the business to business electronic commerce marketplace.

     Management is committed to grow by providing products and services that meet the needs of its customer base.

BUSINESS

         e-Auction is a development stage company with the principal objective to be a provider of real time, electronic auction and related financial services to auctioneers selling commodities. e-Auction's market strategy is to become a world leader in the electronic perishable commodity auctions in the short term, and expand its world leadership into the electronic commodity auctions in the longer term.

         According to Forrester Research Inc.1 ("Forrester"), the on-line auction market is divided into the following four categories; (i) commodity auctions; (ii) business consignment auctions; (iii) consumer auctions; and (iv) private auctions. e-Auction will specialize in commodity auctions, which Forrester estimates to account more than 50% of the total value of business auction transactions.


                                  [GRAPHIC]


THE EMERGING ELECTRONIC AUCTION MARKET

         The on-line auction model has emerged as a significant channel and electronic commerce methodology in the business to consumer market ("B2C"), also referred to as "Independent Auctions", with such companies as eBay, Onsale, uBid and Bid.com currently providing such services.

         However, according to Forrester, the real potential for electronic auctions lies in the business to business market ("B2B") also referred to as "Commodity Auctions". Forrester predicts the trade in Commodity Auctions will reach US$32.2 billion by the year 2002 versus only US$5.5 billion dollars for Independent) Auctions.

         e-Auction was founded to capitalize on the market opportunity to provide B2B electronic auction services. On February 1, 1999, e-Auction (Barbados) acquired the internet auctioning software, technology and other intellectual property assets of Generated Solutions Ltd. ("GSL"). GSL had been providing its propriety internet auctioning technology to a number of auction houses conducting electronic auctions. On February 1, 1999, e-Auction (Barbados) acquired the intellectual property assets of National Electronic Marketing Inc. ("NEMI"). NEMI assets included the exclusive rights to market GSL's internet auctioning software outside of North America and non-exclusive North American rights. Upon the completion of the Share Exchange Agreement, e-Auction acquired the rights to market and exploit the GSL and NEMI technologies.

         There are a number of components to the e-Auction/GSL trading platform, as discussed below:

DYNAMIC TRADE SERVER(S)

         These server applications are written in Java (and/or C++). They are the multi-threaded engines that manage all dynamic trading (auctioning). They support English and Dutch style auctioning as well as bid/offer and bid/ask trading. They also support reverse or procurement auctions.

         The servers communicate to the client through sockets, RMI (Remote Method Invocation) and/or HTML pages (Java Server Pages). The C++ implementation of the trade server must be hosted on a Windows NT platform. The Java implementations of the trade servers are platform independent and may be hosted on any computer platform that provides a Java Virtual Machine version 1.1.7 or above.

DYNAMIC TRADE CLIENT(S)

         There are different trade clients depending on the style of dynamic trade server used. For Dutch, English and Procurement auctions, the client is either a Java applet or application. For bid/offer auctions, the client is provided as HTML pages hosted on a web site. The bid/ask trading server will support both a Java client and HTML page interface.

TRADE INFO CATALOGUE

         The trade info catalogue is the repository that contains all lot listings for the sales that are scheduled on the platform. This data is managed by a SQL database and can be accessed through the trade info manager. The information is also accessed by the trade servers when the auctions are running.

TRADE INFO MANAGER

         The trade info manager is available as a Java application or as a set of HTML pages (JSP/Servlet based). It is used to maintain the information contained in the trade info catalogue. The info manager provides a generic interface through which an auction house may enter the lot information for their sales and configure their sale parameters.

TRADE ACCOUNTING SERVER

         As auction sales are completed, the data from those sales is summarized and copied to the trade accounting server. This repository and interface is used to provide billing information for customer settlement with e-Auction. This is not the settlement of the auction sale itself, but rather the transactional fees due to e-Auction for the use of the platform.

TRADE HISTORY SERVER

         As auction sales are completed, the data from those sales is moved to the trade history server. This repository and interface is used to provide historical analysis of the auction results. It provides a JSP/Servlet interface to produce historical reports.

TRADE SETTLEMENT SYSTEM

         The trade settlement system for any particular dynamic trader (auction house) typically includes invoice printing for buyers, cheque printing for sellers, collection or deduction of commissions, insurance fees, taxes, etc. It may also include lot delivery scheduling and lot grading or inspection processes. There is no generic system for trade settlement, but rather there is a framework that is tailored to each dynamic trader (auction house). The system can be web-based (HTML, Java Applet) or client-based (Java or other application).

FINANCIAL SERVICES INTERFACE

         Integration to e-Auction's financial services back-end will be offered through an integration interface. This interface will allow a dynamic trader to host the financial services on a web-site or access them through e-Auction's web site(s).

         e-Auction believes that an good opportunity awaits the Company which can successfully integrate and efficiently deliver the various components and services of a dynamic global trading solution. e-Auction intends to deliver such a global trading system in the form of an entirely new distribution channel which will:

(i) improve economic efficiency in the management of sales and distribution;

(ii) improve information flow and product availability to potential purchasers; and

(iii) lower the cost of sales by exploiting internet technologies and sharing a technology platform.

         e-Auction has the potential to be successful and profitable because it is targeting low risk established high volume B2B auction and commodity exchange markets. e-Auction's high value and high margin transactional revenue model will help ensure sustainable growth for the long term.

REVENUE FROM FINANCIAL SERVICE

         e-Auction's intention is not to disintermediate the auction house, but rather make the process more transparent to those involved in the auction process. Currently, there are multiple steps in the auction process (from the actual auction to providing foreign exchange services, settlement services, the insurance of goods in transit and the delivery of the goods). Therefore, individual buyers and sellers have to arrange the ancillary services around the auction themselves. e-Auction proposes to provide a cradle to grave solution for the buyers and sellers. Initially, e-Auction will focus on the financial services component which includes foreign exchange services and settlement services.

         With the acquisition of Schelfhout, the Schelfhout computer system will continue to provide software solutions to an existing customer base with international trade. The "new" Schelfhout system will allow individual buyers to conduct their auction purchases on the Internet in their own domestic currency. e-Auction will generate revenue from both the foreign exchange and the settlement services.

SCHELFHOUT COMPUTER SYSTEMEN N.V.

         Schelfhout was acquired by the Company on January 10, 2000. See "Business - Acquisition of Schelfhout".

         When Schelfhout was established in 1983, it focused on two market sectors: (i) the computerization of auctions; and (ii) automation for the preservation of perishable products. As an ancillary to the auction system, a modular graphic display panel was developed by Schelfhout in 1992 and added to the product range.

         As one of the world's leading solutions provider for perishable commodity (fish, flower, fruits and vegetables) auction houses, Schelfhout has developed over 150 electronic trading systems for numerous selling organizations all over the world. Schelfhout delivers the tools to bring together supply and demand under optimum conditions and thus create a better market situation. Because of its experience in the marketing of perishable goods and the development of customized hardware and software solutions in this niche market, Schelfhout takes pride in its unsurpassed knowledge of the sector of which it has now become Europe's leading manufacturer.

         Schelfhout has developed a range of controllers with microprocessors, customized for the following market segments :

                  *        ULO (ultra low oxygen) preservation of hard fruit,
                  * Short-term preservation of soft fruit, exotic fruit, vegetables, plants and flowers, and
                  * General temperature control for preservation of deep-frozen and cooled products.

         Schelfhout's controllers are also used to control condensers, gas analysis, energy management, etc.

         Schelfhout has developed a graphic modular display panel on which text, logos and drawings can be displayed. This innovative concept offers numerous advantages over standard systems:

                  *        unlimited dimensions,

                  *        storage capacity of more than 100 graphic images, and
                  *        various  special  effects are included as standard:
                           scrolling, blinking and animation via fast displays of successive images


                                   [GRAPHIC]


EURONET PORTALS

         As the acquisition of Schelfhout has been completed, e-Auction and Schelfhout are to jointly launch EuroNet Trading Portals which can be described as pan-European networks targeted to link Schelfhout's existing standalone European systems, which currently trade approximately US$7 billion dollars in perishable commodities per year.

     The networks will be launched into the following three vertical markets:

-    38 Fish Auctions                     Approximately US $2.0 billion in trade
                                            volume annually
-    29 Fruits and Vegetables Auctions    Approximately US $2.4 billion in trade
                                            volume annually
-    11 Flower Auctions                   Approximately US $2.4 billion in trade
                                            volume annually

         The EuroNet Trading Portals will link existing Schelfhout clients using the Internet, extranet and X.25 networks, as well as clients interested in migrating to Internet Protocol ("IP") based networks.

         The EuroNet Trading Portals for fish, fruit, vegetables and flower will consist of the development of European auction networks which will offer financial settlement services and foreign exchange services as their main services. The Internet will enable individual buyers to participate in the auction process remotely.

         The current European landscape of auctions is highly fragmented. This fragmentation has not allowed for economies of scale to occur as each auction house has been saddled with expenses. These expenses will be reduced significantly with the implementation of e-Auction's business proposition. e-Auction will link existing stand-alone auction houses in each perishable commodity vertical, which in turn will benefit from the centralization of ancillary services around the auction process, such as foreign exchange services and financial settlement services. Stand-alone auction houses currently do credit checks and receive letters of credit for each buyer. The buyers, in turn, must repeat the process with each auction house they deal with. e-Auction will eliminate these redundancies by implementing a centralized financial settlement solution which will benefit all the parties involved.

                                   [GRAPHIC]


         The solution will make it possible for a remote buyers to participate in auctions using their own currency while the auction houses and producers will also be paid in their own local currencies. Hence, a foreign currency service is an integral part of the bundled financial services offered by e-Auction.

         The whole financial settlement for both buyer and seller (auction house and producer) should be as understandable and as customer-friendly as possible. All of these services will be offered on the basis of a transaction fee. The advantage with this cost structure is that auctions will not need to make substantial investments in Information Technology ("IT") and infrastructure. The use of these services is therefore a variable cost.

         When a network has been established with the Schelfhout customers, it is the objective of e-Auction to extend that network to include the remaining European auctions which are not currently Schelfhout's clients, as well as adding additional international demand.

                       BENEFITS OF EURONET TRADING PORTALS


                                   [GRAPHIC]


Benefits to Auction Houses on Network

* Increased numbers of buyers and sellers;
* Focuses on core competency rather than issues such as credit checks and limits;
* Offers value added service;
* Offers competitive advantage over other European auction houses; and,
* Serves as a deterrent for non-payment, since only buyers with credit approval may participate in the auctions.

Benefits to Buyers on Network

* Need only one letter of credit or a single escrow account;
* Can purchase from all the auction houses on the network;
* Receive better quality product; and,
* Better selection available.

Benefits to Seller on Network

* Better prices through transparency;
* Increased number of purchasers; and
* Guaranteed payment.

INTELLECTUAL PROPERTY

         The Company relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary technology. For example, the Company licenses its software pursuant to signed license agreements, which impose certain restrictions on the licensee's ability to utilize the software. Additionally, the Company seeks to avoid disclosure of its trade secrets, including requiring those persons with access to the Company's proprietary information to execute confidentiality agreements and restricting access to the Company's source code. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. The Company currently has no patents or patent applications pending.

         Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products, obtain or use information that the Company regards as proprietary or use or make copies of the Company's products in violation of license agreements. Policing unauthorized use of the Company's products is difficult. In addition, the laws of many jurisdictions do not protect the Company's proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology.

         To date, the Company has not been notified that its products infringe the proprietary rights of any third parties, but there can be no assurance that third parties will not claim that the Company's current or future products infringe such rights. The Company expects that developers of object-oriented technology will be increasingly subject to infringement claims as to the number of products, competitors and patents in the Company's industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition.

COMPETITION

The electronic auction market is highly competitive, is changing rapidly, and is significantly affected by new product and service introductions. Companies are increasing the demand for industry-specific solutions to meet their needs in providing products and services to customers and trading partners. Barriers to entry into this market are relatively low, and the Company expects that competition will intensify in the future. The market environment in which the Company operates is extremely dynamic and is characterized by constantly evolving standards and new market entrants.

The Company's primary competition currently comes from traditional auction suppliers of hardware and software services such as OES and Palm-Nieaf. OES is North Americas Largest traditional auction builder specialising on flowers and tobacco. Palm-Nieaf is Europe oldest auction builder. The company once dominated the space, now it has 30 installations left predominantly in flowers and fish.

The Company's secondary competition comes from new internet companies such as World Commerce On-line (WCOL), Decofrut, Farms.com, Pan European Fish Auction
(PEFA), Vertical Net, Moai, OpenSite Technologies, FairMarket-SM-, Inc, Ariba and Trade'ex, Gofish, Fishmonger, FreeMarkets and many other. A brief description is included below:

WCOL delivers Internet-based, global e-commerce solutions to large international organisations and worldwide vertical industries. Decofrut: provides the verification of the quality of fruits shipped into the world's largest port, Rotterdam, and Philadelphia. Farms.com will shortly be offering a Bid-Ask marketplace. Commodity traders will be able to participate in Real Time Bid-Ask trading with bids exchanged instantaneously. Pan European Fish Auction (PEFA): operates a network of electronic Fish Auctions spread over Europe. These auctions are linked together and accessible to the buyers via the internet, thus creating a virtual marketplace on a " business-to-business" level. VerticalNet, Inc. is a creator and operator of vertical trade communities. VerticalNet leverages the interactive features and global reach of the Internet to create multi-national, targeted business-to-business communities. Moai provides commerce solutions for the Internet. Moai provides companies with the technology and services for customized online auctions and trading exchanges. OpenSite
Technologies: provides online auction solutions. Since 1996, OpenSite has offered online auction software with quick implementation and ease of management.

FairMarket-SM-, Inc. is a provider of networked, online dynamic pricing solutions that are designed to allow customers to expand their distribution channels and create new online revenue opportunities. Their primary service offering is an outsourced, private-label auction solution that is used by some of merchants and portals on the Web. Ariba and Trade'ex: the evolution of the Internet economy and the creation of new Digital Marketplaces will streamline the commerce process and totally transform the way businesses exchange goods, services, and information. Sorcity is an Internet hosted, business-to-business reverse-auction service for buyers and sellers of both direct and indirect items. Respond.co is a online shopping service, a way of matching buyers and sellers of a wide range of products and services. Gofish: creates a single resource for everyone connected with the seafood industry. Where buyers and sellers can do business faster and easier than ever before--with features like real-time pricing and up-to-date credit reporting.

FishMonger is based adjacent to the bustling seafood industry of Seattle, the Puget Sound, and the North Pacific. It has been developed by combining the talent from the seafood industry with exceptional expertise from the world of e-commerce. FreeMarkets creates business-to-business online auctions for buyers of industrial parts, raw materials, commodities and services. Since 1995, it has created auctions for goods and services in more than 50 product categories, including injection molded plastic parts, commercial machinings, metal fabrications, chemicals, printed circuit boards, corrugated packaging and coal.

         Many of the Company's competitors have longer operating histories, significantly greater financial, technical, marketing and other resources than the Company, greater name recognition, more strategic relationships and a larger installed base of customers. In addition, certain competitors have well-established relationships with current or potential customers of the Company. As a result, the Company's competitors may be able to devote greater resources to the development, promotion and sale of their services, may have more direct access to corporate decision-makers based on previous relationships and may be able to respond more quickly to new or emerging technologies and changes in customer requirements. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressure will not have a material adverse effect on its business, operating results and financial condition.

EMPLOYEES

         The Company considers its labour relations to be good and, none of its employees is covered by a collective bargaining agreement. As of February 1, 2000 e-Auction has thirty five full time employees and five part time employees and independent contractors. e-Auction is currently dependent upon Daniel McKenzie, President, C.E.O. and Chairman of e-Auction, Luc Schelfhout, President of Schelfhout Computer System N.V. and David Hackett, the Chief Financial Officer of e-Auction and Shane Maine for its success. Mr. Maine has agreed to allocate a portion of his time to the activities of e-Auction without cash compensation but has agreed to accept stock options granted as discussed below. None of the Company's employees is represented by a labor union, and the Company considers its employee relations to be good. Competition for qualified personnel in the Company's industry is intense, particularly among software development and other technical staff. The Company believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel.

FACILITIES

         e-Auction currently has no properties and has not entered into any agreements to acquire any properties. e-Auction has offices located at 181 Bay Street, Suite 3730, BCE Place, Toronto, Ontario, Canada, M5J 2T3 and at Bormte 204/A, Stekene, Belgium 9190. The offices at 181 Bay Street are leased by Venture North Investment Partners Inc. ("Ventures North") from which e-Auction sublets office space. e-Auction has not entered into a lease agreement and pays all rental charges on a month to month basis. As part of the Schelfhout acquisition, the land and building were removed from the company prior to the acquisition. As part of the acquisition, Schelfhout shall be entitled to remain on the premises where Schelfhout currently operates and carries on business for a period of twelve (12) months from January 7, 2000 on a rent free basis and that following such twelve (12) month period, Schelfhout shall lease the building at a rate of 2,400 BEF per square metre for office space, 1,800 BEF per square metre for the work room and 1,200 per square metre for the warehouse, for a term of 10 years, which terms of the lease can be considered as normal at January 7, 2000.

LEGAL PROCEEDINGS

         Except as described below, e-Auction is not presently a party to any litigation, nor to the knowledge of the board of directors is there any litigation threatened against e-Auction.

         (i) An action (the "Action") was commenced by Icon Capital Corporation (the "Plaintiff") in the United States District Court - Central District of California on November 17, 1999 against John Andrews, e-Auction Global Trading Inc. (a Nevada Corporation), e-Auction Global Trading Inc. (a Barbados Corporation), e-Medsoft.com, e-Net Global Financial Services, Inc., Kazari International, Inc., Shane Maine, Shaun Maine, John McLennan, QFG Holdings Limited, Ventures North International Inc, Jeff Wheeler, 582976 BC Ltd.
                  and Sanga International, Inc. ("Sanga") as a nominal defendant.

                  The Action is a shareholder derivative action brought on behalf of the nominal defendant Sanga. The Plaintiff, on behalf of Sanga, alleges that the defendants damaged Sanga by:
                  (i) engaging in conversion; (ii) engaging in fraud; (iii) interfering with Sanga's prospective business advantage; (iv) breach of contract; (v) violating California usury laws; and
                  (vi) breach of fiduciary duty. As such, the Plaintiff claims that the defendants' actions have not only damaged Sanga, but also the Plaintiff and the remaining shareholders of Sanga totaling as much as $100 million dollars.

                  The Plaintiff also seeks a preliminary and permanent injunction restraining and enjoining all defendants from: (i) using the proprietary internet auction software of Sanga; (ii) using the proprietary financial services technology of Sanga;
                  (iii) representing that the defendants own or have the right to utilize the internet auction software, the financial services technology or other assets from Sanga; (iv) continuing to conceal any true and material facts regarding e-Auction; (v) transferring Sanga's financial services technology; (vi) transferring any assets of Sanga; and (vii) enforcing any loans.

                  The Action was stayed on November 29, 1999 as a result of Sanga filing for protection pursuant to Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court - Central District of California.

         (ii) A second action (the "ICON Action") was commenced by Icon Capital Corporation (the "Plaintiff") in the United States District Court - Central District of California on February 7, 2000 against John Andrews, e-Auction Global Trading Inc. (a Nevada Corporation), e-Auction Global Trading Inc. (a Barbados Corporation), e-Medsoft.com, e-Net Global Financial Services, Inc., Kazari International, Inc., Shane Maine, Shaun Maine, John McLennan, QFG Holdings Limited, Ventures North International Inc, Jeff Wheeler, 582976 BC Ltd. and DOES 1-50.

                  The Plaintiff, a shareholder of Sanga International Inc., alleges that the defendants breached their fidiciary duties to the Plaintiff. As such, the Plaintiff claims that the defendants' actions have damaged the Plaintiff totaling several millions of dollars.



ACQUISITION OF SCHELFHOUT COMPUTER SYSTEMEN N.V.

         By a share purchase agreement dated as of January 10, 2000 between the Company, Luc Schelfhout, Hilde De Laet ("SCS Agreement"), the Company, through its subsidiary, e-Auction Belgium N.V., acquired all of the shares of Schelfhout, a Belgium company, from Luc Schelfhout and Hilde De Laet. The purchase price for the shares of Schelfhout was $10 million, paid by the Company by $4 million cash and by the issuance to 3,636,364 common shares to Luc Schelfhout and Hilde De Laet. The Company in the SCS Agreement agreed to not sell or otherwise transfer the shares of Schelfhout during the 12 month period ending on January 10, 2001. As security for the covenant not to sell the shares and for other matters, the Company has pledged the shares of Schelfhout in favour of Luc Schelfhout and Hilde De Laet.

                                   MANAGEMENT

         The following table sets forth the names, positions and ages of the executive officers and directors of e-Auction as at February 1, 2000. Directors are elected at e-Auction's annual meeting of shareholders and serve for one year or until their successors are elected. Officers are elected by the board of directors and their terms of office are, except to the extent governed by employment contracts, at the discretion of the board of directors.

----------------------- ------------------ -----------------------------------
NAME                          Age                        Title
----------------------- ------------------ -----------------------------------
Daniel McKenzie                45          President, C.E.O. and Chairman
----------------------- ------------------ -----------------------------------
Luc Schelfhout                 38          President, Schelfhout Computer
                                           System N.V.
----------------------- ------------------ -----------------------------------
David Hackett                  34          Chief Financial Officer
----------------------- ------------------ -----------------------------------
Philip Lapp                    71          Director
----------------------- ------------------ -----------------------------------
Phillip MacDonnell             58          Director
----------------------- ------------------ -----------------------------------
Eric White                     46          Director
----------------------- ------------------ -----------------------------------

BIOGRAPHIES

Dan A. McKenzie, President, C.E.O. and Chairman.

Mr. McKenzie brings a strong and diversified background in corporate management and technology development. Mr. McKenzie has 19 years of high tech management experience, with 15 as an owner/manager. He is the principal founder of two successful businesses, McKenzie Brown Canada and EveryWare Development Inc. His experience in mapping out strategic directions, operational skills, and turnaround techniques have, in each case, maximized shareholder returns. McKenzie Brown, a national computer peripheral distribution company, was founded in 1983 and reached sales in excessive of $30 million per year. Mr. McKenzie was the initial investor and founding partner of EveryWare Development Inc. in 1990 and built the business through sales and software development with a record of profit for 5 consecutive years as President and CEO. EveryWare is a market leader in providing innovative cross-platform development tools for creating dynamic Web-based applications. Dan took the company public in 1995 as CEO and Chairman of the Board. Dan led the company through numerous financings and acquisitions, including InContext Systems Inc. (TSE:INI) and in November 1998 EveryWare was purchased by Pervasive Software Inc. Mr. McKenzie's experience in growing and merging early stage technology companies enables him to identify the needs of the marketplace to bring new products and services quickly and profitably to market. Mr. McKenzie's entrepreneurial spirit developed after working his way up through management at Corvus Computer Corporation and Maclean Hunter Limited. Mr. McKenzie was National Sales Manager for Corvus, responsible for developing revenues and reseller relationships across Canada, and at Maclean Hunter he served in their Business Press Division.

Luc Schelfhout, President, Schelfhout Computer Systemen N.V.

         Mr. Schelfhout created the company in 1983 which has grown under his management into the market leader in the development and implementation of electronic trading systems. Prior to starting Schelfhout, Mr. Schelfhout worked for Stafa Control Systems, a company specialising in control and measurement systems. Mr. Schelfhout also has a degree in Electronics (A1-B1) and is a licensed pilot. Through Mr. Schelfhout's leadership, Schelfhout has lead in the development of more than 100 electronic trading systems world-wide. In addition, numerous feasibility studies have been prepared the highlights are as follows:

- Apeda, New Delhi, India: establishment of 4 flower markets in Pune, Bombay, Bangalore & Madras.
- European Commission: Information and trading network for the marketing of fresh fish in Europe (INFOMAR).
- Irish Fish Producers' Organisation Dublin, Ireland : fish auction network.
- Meat & Livestock Commission, Milton Keynes : Improvement of IT in UK cattle markets.
- F.A.O. of the UNITED NATIONS : establishment of fish markets in Morocco.

David Hackett, Chief Financial Officer

         David Hackett attained his Chartered Accountant designation in 1989 while at Ernst & Young. Mr. Hackett also holds a Master of Business Administration from the University of Western in Ontario, Canada. In 1992, Mr. Hackett co-founded 323-2323- The Infotainment Line, a movie, restaurant, kids and special events information telephone service. From 1994 to 1996, Mr. Hackett was a consultant for the television production industry with Alliance Atlantis Communications Inc. (formerly "Atlantis Communications Inc.") and CanWest Global Communications Corp. In 1996, Mr. Hackett joined EveryWare Development Inc. ("EveryWare"), a provider of middleware database conductivity tools. As Chief Financial Officer of EveryWare, Mr. Hackett was responsible for the finance and administration department as well as the day to day operations of EveryWare and its subsidiaries. While at EveryWare, Mr. Hackett completed numerous financings, acquisitions and divestitures including the sale of EveryWare to Pervasive Software Inc. in November 1998. Mr. Hackett is not a director of any other reporting company.

Philip A. Lapp, Director

         Dr. Lapp has been Senior Vice President and Director of SPAR Aerospace Limited, responsible for all engineering and technical programs. While there, Mr. Lapp established and developed entry into the medical and technological markets. Dr.Lapp served as both Director of Technical Operations and Chief Engineer at de Havilland Aircraft of Canada. At the Massachusetts Institute of Technology Dr. Lapp was a research Associate and Instuctor in Aeronautical Engineering. Dr. Lapp has received a Centennial Medal 1967, Honorary Member, Engineering Institute of Canada 1973, Fellow of Ryerson Polytechnical Institute 1987, Gold Medal from the Association of Professional Engineers of Ontario in1992, Officer of the Order of Canada in 1995. Dr. Lapp still holds many present Directorships including CDM Information Inc., InfoWest Services Inc., Kenneth Molson Foundation (Chairman), EMR Microwave Technology Corporation, PCI Enterprises Inc. Mind The Store Inc. (Chairman), VisuaLabs Inc., and Honorary Governor, York University. Dr. Lapp also holds professional affiliations with; Canadian Council of Professional Engineers, (President 1987-1988), Fellow of the Royal Society of Canada, Fellow of the Canadian Academy of Engineering, (President 1988), Member of the Association of Professional Engineers of Ontario (President 1982-1983), Senior Member of the Institute of Electrical and Electronics Engineers, Fellow of Canadian Aeronautics and Space Institute (President 1967-1968), Member of Canadian Remote Sensing Society and Senior Member of American Aeronautics and Astronautics.

Phil MacDonnell, Director

         Mr. MacDonnell is presently Vice President and a Director of Hawk Capital Corporation and Hawk Partners Ltd., which provides financial services to Canadian companies, he has held these positions since 1998 and 1997 respectively. Mr. MacDonnell is also currently President and Director of P.G. MacDonnell Services Ltd., a Director of Constitution Insurance Company since 1987, Director of Syntex Systems Ltd. (a publicly traded company on the ASE, since 1997), Director of World Wide Warranty (CDNX) and a Director of Palco Communications, apriate Alabama company since 1999. Mr. MacDonnell obtained an Honors Business Administration Degree at the University of Western Ontario in 1960, later in 1964 he obtained a Chartered Accountants Degree from the Institute of Chartered Accountants. Mr. MacDonnell became a founding partner in Loewen Ondaattje McCutheon & Co. Ltd. (an international institutional stock Brokerage Company and publicly traded on the TSE). From 1989-1991 Mr. MacDonnell was the President of Family Trust Corporation before it was sold to Manulife Insurance. Mr. MacDonnell has sat on the Board of the Vancouver Stock Exchange and was a Director of Grand Field Pacific Ltd., (a publicly traded hotel company on the TSE 1996-1998) and EveryWare Development Inc., (a publicly traded software company on the ASE 1997-1998)

Eric White, Director

         Mr. White is currently a Partner with The Chancellor Partners, a executive recruiting firm, and has held that position since 1993. From 1989-1993 Mr. White was a Partner with Chowne Beaston White & Hoogstra. In 1986-1989 Mr. White was a Partner with Corporate Recruiters Ltd. Mr. White served as Director, Personnel for Expo 86 with the Expo 86 Corporation from 1983-1986. Mr. White was a management consultant with Touche Ross & Partners from 1981-1983. In 1980-1981 Mr. White was a self-employed search consultant. Mr. White was also the

Principal for Real Estate Development and Retail Building Supplies for two locations with the Scotia Development Corporation from 1975-1980. Mr. White graduated from the St. Thomas University in New Brunswick with a B.A. (Honors). The experience that Mr. White brings is in, assisting management in solving organizational challenges, managing organizational change, merging/rationalizing staffing & designing/implementation of strategic plans. His experience also includes large national consulting firms and local consulting firms.

DIRECTOR COMPENSATION

         The Company has not yet instituted any standard arrangement for the compensation of its directors. On August 29, 1999 Michael Gilley, a former Director, received stock options to purchase up to 250,000 shares of common stock in e-Auction. The options vest over 3 years and are exercisable at $5.00 per common share. Under an agreement dated March 1, 1999 with Millennium Advisors Inc., of which Mr. Gilley is President, e-Auction agreed to pay to Millennium Advisors a management fee of $20,000 per month for advice and services with respect to mergers and acquisitions, corporate structuring, corporate administration, and financing. As of the date of filing this Registration Statement, the total amount of management fees due payable to Millennium Advisors Inc. as fees has accrued to approximately $200,000 and as of the date of this Registration Statement has not been yet paid.

         On December 1, 1999, Mr. McKenzie, Mr. Hackett and Mr. Maine, a former director and acting Chief Executive Officer, each received stock options to purchase up to 1,000,000 shares of common stock in e-Auction. The options vest over 3 years and are exercisable at $0.85 per common share.

STOCK OPTION PLAN

         e-Auction established a stock option plan on March 1, 1999 (the "Stock Option Plan") to provide incentives to attract, retain and motivate eligible persons whose presence and potential contributions are important to the success of e-Auction. The purpose of the Stock Option Plan is to further the interest of e-Auction and its stockholders by providing incentives in the form of stock or stock options to key employees and directors who contribute materially to the success of e-Auction. The grant of options will recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in e-Auction, thus enhancing their personal interest in e-Auction's continued success and progress. This program will also assist e-Auction in attracting and retaining key employees and directors. To date 4,600,000 options have been granted with exercise prices ranging from $0.01 to $5.00 per common share. Options to purchase 3,250,000 common shares of e-Auction have been issued to the officers and directors as a group.


Date                                  Number        Price
----                                  ------        -----
March 1, 1999                      1,000,000        $0.01
August 29, 1999                      250,000        $5.00
December 1, 1999                   3,050,000        $0.85
January 20, 2000                     300,000        $2.00
                             ----------------
                      Total        4,600,000
                             ----------------

EXECUTIVE COMPENSATION

         The following table sets forth certain information for the years ended December 31, 1999 and 1998 regarding the compensation of the Company's Chief Executive Officer and each of the other most highly compensated executive officers whose compensation on an annualized basis (salary and bonus) for services rendered in all capacities to the Company during the year ended December 31, 1999 or 1998 exceeded $100,000 (collectively, the "Named Executive Officers").


-------------------------------------------------------------------------------------------------------------------------
                                              SUMMARY COMPENSATION TABLE
-------------------------------------------------------------------------------------------------------------------------
                                                                          Long-term compensation
-------------------------------------------------------------------------------------------------------------------------
                                     Annual compensation                     Awards             Payouts
-------------------------------------------------------------------------------------------------------------------------
       (a)           (b)        (c)        (d)          (e)            (f)           (g)          (h)          (i)
------------------- ------- ------------ --------- --------------- ------------ -------------- ---------- ---------------
                                                                   Restricted    Securities
                                                    Other annual      stock      underlying    LTIP         All other
Name and                      Salary     Bonus      compensation     awards     options/ SARs   payouts    compensation
Principal Position  Year        ($)        ($)          ($)            ($)           (#)          ($)          ($)
------------------- ------- ------------ --------- --------------- ------------ -------------- ---------- ---------------
Fred Tham,          1999              -         -               -            -              -          -               -
CEO & President(1)  1998                                  $39,500
------------------- ------- ------------ --------- --------------- ------------ -------------- ---------- ---------------
Shane Maine, CEO    1999              -         -               -            -      1,000,000          -               -
& President (2)     1998
------------------- ------- ------------ --------- --------------- ------------ -------------- ---------- ---------------
David Hackett,      1999       C$58,333                                             1,000,000
Chief Financial     1998
Officer
------------------- ------- ------------ --------- --------------- ------------ -------------- ---------- ---------------

(1)      Mr. Tam resigned as CEO and President on February 26, 1999.

(2) Mr. Maine resigned as acting CEO and director of the Company on January 17, 2000 and was replaced as CEO by Dan McKenzie on January 17, 2000.

         Shane Maine, a former director and acting CEO of e-Auction, does not receive any compensation, other than options as indicated below, for his services rendered to e-Auction, has not received such compensation in the past, and is not accruing any compensation pursuant to any agreement with e-Auction. However, Mr. Maine anticipates receiving benefits as a beneficial shareholder of e-Auction. Should e-Auction become profitable and produce commensurate cash flows from operations and/or through the sale of strategic investments, there may be some level of compensation paid to Mr. Maine in the future. However, such compensation will be subject to approval by e-Auction's board of directors.

         Dan McKenzie, e-Auction's President, Chief Executive Officer, and Chairman has an employment contract with the Company whereby he receives a base salary of Cdn$150,000 per annum. If the Company terminates Mr. McKenzie without just cause before December 31, 2000 Mr. McKenzie will receive a total amount equal to the 6 months compensation; without just cause after December 31, 2000 Mr. McKenzie will receive a total amount equal to the 12 months compensation. Mr. McKenzie was granted 1,000,000 options in e-Auction. The options vest over 3 years and are exercisable at $0.85 per common share. Furthermore, during the month of April 2000, the Board will review Mr. McKenzie's option amount with the ability to grant an additional 500,000 options which will be vesting based on specific performance goals of e-Auction. Option pricing will be determined based on the share price at the time of grant in April 2000. Should there be a change in control of the Company, all of Mr. McKenzie's unvested options will vest.

         David Hackett, e-Auction's Chief Financial Officer, has an employment contract with the Company whereby he receives a base salary of Cdn$100,000 per annum and is entitled to bonuses of up to Cdn$100,000 per annum. If the Company terminates Mr. Hackett without just cause Mr. Hackett will receive a total amount equal to the greater of (i) 12 months compensation; and (ii) $150,000.00 plus bonuses. Mr. Hackett was granted 1,000,000 options in e-Auction. The options vest over 3 years and are exercisable at $0.85 per common share. Should there be a change in control of the Company, all of Mr.
Hackett's unvested options will vest.

         No retirement, pension, annuity benefits have been adopted by e-Auction for the benefit of its employees.

INCENTIVE STOCK OPTIONS GRANTED TO NAMED EXECUTIVE OFFICERS DURING THE FINANCIAL YEAR ENDED DECEMBER 31, 1999

The following table sets forth the particulars of individual grants of options to purchase Common Shares made to each of the Named Executive Officers who were granted options during the financial year ended December 31, 1999:

----------------------------------------------------------------------------------------------------------------------------
                                                                                 MARKET VALUE OF
                                             % OF TOTAL                             SECURITIES
                                          OPTIONS GRANTED                           UNDERLYING
                      SECURITIES UNDER    TO EMPLOYEES IN                         OPTIONS ON THE
        NAME           OPTION GRANTED       FISCAL YEAR       EXERCISE PRICE    DATE OF THE GRANT       EXPIRATION DATE
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------------
Dan McKenzie              1,000,000             23%                $0.85             $0.84375       November 30, 2009
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------------
David Hackett             1,000,000             23%                $0.85             $0.84375       November 30, 2009
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------------
Shane Maine               1,000,000             23%                $0.85             $0.84375       November 30, 2009
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------------

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         The Articles of Incorporation of e-Auction contain the following provisions which limit the liability of directors:

Article V

         The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permissible under the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

Article VI

         The corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented (the "Law") indemnify and any all persons whom it shall have power to indemnify under the Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by the Law. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators.

         Section 9 of e-Auction's By-laws, which reads as follows, provides for the indemnification of agents of and the purchase of liability insurance:

         For purposes of this Section 9, "agent" means any person who is or was a director, officer, employee or other agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation; "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expenses" included without limitation, attorneys' fees and any expenses of establishing a right to indemnification under this Section 9.

         The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding) other than an action by or in the right of the Corporation to procure a judgement in its favor) by reason of the fact that such person is or was an agent of the Corporation, against expenses, judgements, fines, settlements and other amounts actually and reasonably incurred in connection with such proceedings to the fullest extent permitted under the General Corporation Law of the State of Nevada, as amended from time to time.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On January 10, 2000, e-Auction, though its subsidiary e-Auction Belgium N.V., purchased all of the shares of Schelfhout in exchange for consideration of US$10 million, of which 1,818,182 common shares of e-Auction was issued to Luc Schelfhout, a current officer of the Company, and 1,818,182 common shares of e-Auction were issued to Mr. Schelfhout's spouse, Hilde de Laet.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Shares as of February 1, 2000, by (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Shares, (ii) each of the Named Executive Officers, and
(iii) each of the Company's directors.


------------------------------------------------------------------------------------------------------------------
                                                                             NUMBER OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                         SHARES(1)       PERCENTAGE OF CLASS
------------------------------------------------------------------------ ------------------ ----------------------
J. Andrews in Trust for the Shareholders of Sanga International Inc.
C/O Blake, Cassels & Graydon
45 O'Connor Street, Ottawa, Ontario K1P 1A4                                     16,500,000          27.2%
------------------------------------------------------------------------ ------------------ ----------------------
QFG Holding Limited
P.O. Box 659, Roadtown, Tortola, BVI                                             8,474,193          14.0%
------------------------------------------------------------------------ ------------------ ----------------------
Luc Schelfhout(2)
Bornte 204/A, Stekene, Belgium 9190                                              3,636,364          6.0%
------------------------------------------------------------------------ ------------------ ----------------------
Daniel McKenzie (3)
RR5, Georgetown, Ontario L5G 4S8                                                   161,987          0.27%
------------------------------------------------------------------------ ------------------ ----------------------
David Hackett(4)
20 Astley Avenue, Toronto, Ontario M4W 3B4                                         236,987          0.39%
------------------------------------------------------------------------ ------------------ ----------------------

1. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any share as to which the individual or entity has voting power or investment power. Unless otherwise indicated, each person or entity has sole voting and investment power with respect to shares shown as beneficially owned. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days, whether pursuant to the exercise of options, conversion of securities or otherwise.

2. Includes 1,818,182 common shares held by Mr. Schelfhout's spouse, Hilde de Laet.

3.    Includes 161,987 common shares held by a holding company.

4. Includes 236,987 common shares held by a holding company for Mr. Hackett's wife and children.

                              SELLING STOCKHOLDERS

     The following table provides certain information regarding the Selling Stockholders and the number of Shares being offered by them as of February 28, 2000.

                   Shares Beneficially Owned Prior To Offering


-------------------------------------------------------------------------------------------------------------------
                                                                            Percentage of
                                                                            Common                Shares That May
                                                                            Stock                     Be Sold (1)
Name                                                                Amount  Outstanding
-------------------------------------------------------------------------------------------------------------------
J. Andrews itf Shareholders of Sanga International              16,500,000          27.23%           16,500,000
Inc.
Q.F.G. Holdings Limited                                          8,474,193           14.0%            9,076,693
Flynn, Von Shubert & Associates Attorneys                        2,250,000           3.71%            2,250,000
Escrow Account
v-Wholesaler.com Inc.                                            2,000,000           3.30%            2,000,000
Ventures North Investment Partners Inc.                          2,000,000           3.30%            2,000,000
e-Ventures Investments Inc.                                      2,000,000           3.30%            2,000,000
Online Global Commodities Exchange Limited                       2,000,000           3.30%            2,000,000
Institute of Global Trading Communities Limited                  2,000,000           3.30%            2,000,000
Luc Schelfhout                                                   1,818,182           3.00%            1,818,182
Hilde de Laet                                                    1,818,182           3.00%            1,818,182
Zorba Holdings Limited                                           1,500,000           2.48%            1,500,000
Platinium Capital Management Inc.                                1,500,000           2.48%            1,500,000
e-Auction Global Trading Inc. (BVI)                              1,500,000           2.48%            1,500,000
BFM Enterprises                                                  1,500,000           2.48%            1,500,000
Platinium Capital Management Inc. Trust for John                 1,000,000           1.65%            1,000,000
Andrews
Troy Lalonde                                                       901,530           1.49%              901,530
Hartford  Group Holdings Limited                                   830,000           1.37%              830,000
Web CCB (BVI)                                                      750,000           1.24%              750,000
Assayriska Investments Inc.                                        642,500           1.06%              642,500
Tradwinds Investments Ltd.                                         550,000           0.91%              550,000
T.F Fred Tham                                                      500,000           0.83%              500,000
Hartford Holdings Limited                                          500,000           0.83%              500,000
SABE Holdings Inc.                                                 376,304           0.62%              376,304
John & Victoria O'Toole                                            239,727           0.40%              239,727
Brian Antonen                                                      205,480           0.34%              205,480
Parkplace Finance Limited  as trustee for the                      205,479           0.34%              205,479
Parkplace Trust
Nesbit Burns in Trust For Trophy Foods Inc.                        205,479           0.34%              205,479
HSBC Securities (Canada) Inc.                                      205,479           0.34%              205,479
Hani Rasid                                                         200,000           0.33%              200,000
Edith M. Michel                                                    200,000           0.33%              200,000
Millenium Advisors Inc.                                            197,219           0.33%              197,219
Ron Engineering & Consruction (Eastern) Ltd.                       150,000           0.25%              150,000
Shenkman Corporation. In Trust                                     100,000           0.17%              100,000
Sabe Holdings, Inc.                                                100,000           0.17%              100,000
Elias Haloute                                                      100,000           0.17%              100,000
Albert Haloute                                                     100,000           0.17%              100,000



Stephen Greenberg                                                   50,000           0.08%               50,000
John Naime                                                          50,000           0.08%               50,000
John O'Toole & Victoria O'Toole                                     43,602           0.07%               43,602
Soloway Holdings Limited                                            40,000           0.07%               40,000
S&O Building Partnership                                            40,000           0.07%               40,000
Richard J. Valentine & Penny E. Valentine                           40,000           0.07%               40,000
JTWROS ###-##-####
Frederick H. Stierheim TTEE FBO Frederick H.                        33,000           0.05%               33,000
Stierheim Revocable Living Trust
Murray Hill Investments Limited                                     20,000           0.03%               20,000
Ana Teresa Segarra                                                  20,000           0.03%               20,000
Efthymios Kyriakopoulos                                             19,000           0.03%               19,000
FR Holdings, Ltd.                                                   12,000           0.02%               12,000
Scott Family Investments                                            11,335           0.02%               11,335
Trendafile Rose Ahmet                                               10,989           0.02%               10,989
Michael Williamson                                                  10,967           0.02%               10,967
Jeff Figliuzzi                                                      10,902           0.02%               10,902
Bruno Figliuzzi                                                     10,902           0.02%               10,902
Richard G. Harrington,Jr.                                           10,000           0.02%               10,000
Peter F. Anderson                                                   10,000           0.02%               10,000
LJ, Inc. Of Central Florida                                         10,000           0.02%               10,000
Dennis A. Lavia                                                     10,000           0.02%               10,000
John F. Doen                                                         8,333           0.01%                8,333
Linda Morrison                                                       8,000           0.01%                8,000
Sterling A. Farmer                                                   7,000           0.01%                7,000
Mark Alex Marchque                                                   6,667           0.01%                6,667
Julie Duffy                                                          6,500           0.01%                6,500
Bill Duffy                                                           6,500           0.01%                6,500
Frank Marceau                                                        6,181           0.01%                6,181
Everen Securities C/F William Racine IRA                             6,000           0.01%                6,000
Rollover Account #838-5798
Scott C. Basnan                                                      5,000           0.01%                5,000
Robert Dorsey                                                        5,000           0.01%                5,000
Patrick McNerney                                                     5,000           0.01%                5,000
Lee Jensen                                                           5,000           0.01%                5,000
Hugh Dorsey IRA                                                      5,000           0.01%                5,000
Donald Dandelski                                                     5,000           0.01%                5,000
Brian Griffin                                                        5,000           0.01%                5,000
Douglas Andrews                                                      4,000           0.01%                4,000
Bob Peterson                                                         4,000           0.01%                4,000
Andre Bourgon                                                        4,000           0.01%                4,000
Mark Morrison                                                        3,400           0.01%                3,400
Gary Windt                                                           3,400           0.01%                3,400
Geoff Mather                                                         3,333           0.01%                3,333
David Griffin                                                        3,333           0.01%                3,333
Ken Mulvaney & Brian Mulvaney JTWROS                                 3,000           0.00%                3,000
Mike Marshall                                                        2,000           0.00%                2,000
Michelle Saber & Jeff Knight JTWROS                                  2,000           0.00%                2,000
Anton Hammerschmidt                                                  2,000           0.00%                2,000
Jandy Kerby-Miller                                                   1,666           0.00%                1,666
Gretchen Bastian                                                     1,666           0.00%                1,666


Robert Davies                                                        1,600           0.00%                1,600
Bruce Andree                                                         1,400           0.00%                1,400
Tim Over                                                             1,000           0.00%                1,000
Sheila Davies                                                        1,000           0.00%                1,000
Kasie Worrel                                                         1,000           0.00%                1,000
John Morrison                                                        1,000           0.00%                1,000
David Williamson                                                     1,000           0.00%                1,000
Victor Chapman                                                         400           0.00%                  400
Cindy Phoel                                                            200           0.00%                  200
                                                                ----------                           ----------
                                               Total            55,719,030           92.0%           55,719,030
                                                                ----------           ----            ----------
                                                                ----------           ----            ----------

(1) Assumes the sale of all of the Shares offered by each of the Selling Shareholders.

         The Selling Stockholders have represented to the Company that they acquired the Shares for their own account for investment only and not with a view toward the public sale or distribution thereof, except pursuant to sales registered under the 1933 Act or exemptions therefrom. In recognition of the fact that the Selling Stockholders, even though acquiring the Shares for investment, may wish to be legally permitted to sell their Shares when they deem appropriate, the Company agreed with the Selling Stockholders to file with the Commission under the 1933 Act a Registration Statement with respect to the resale of the Shares from time to time and agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective during the periods while the registration statement is effective. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

     All the Shares offered hereby may be sold from time to time by the Selling Stockholders, or by their pledgees, donees, distributees, transferees or other successors-in-interest. The sale of the Shares by the Selling Stockholders may be effected from time to time in one or more types of transactions (which may include block transactions) on the quotation system operated by the National Quotation Bureau, LLC, known as the Pink Sheets, or on one or more other securities markets and exchanges, in privately negotiated transactions, through put or call options transactions relating to the Shares, through short sales of Shares, or through a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect the above-mentioned transactions by selling the Shares directly to purchasers, acting as principals for their own accounts, or by or through broker-dealers acting as agents for the Selling Stockholders, or to broker-dealers who may purchase Shares as principals and thereafter sell such Securities from time to time in transactions on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker- dealer may be in excess of customary commissions). None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. In addition, any of the Shares that qualify for sale pursuant to Rule 144 promulgated under the 1933 Act may be sold in transactions complying with such Rule, rather than pursuant to this Prospectus.

         In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell shares short and redeliver the Shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares, which the broker-dealer may resell or otherwise transfer pursuant to this Prospectus. The Selling Stockholder may also loan or pledge the Shares to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default the broker-dealer may effect sales of the pledged Shares pursuant to this Prospectus.

         The Selling Stockholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and profit on any resale of the Shares as principal may be deemed to be underwriting discounts and commissions under the 1933 Act. The Company has agreed to bear all reasonable expenses (other than broker's commissions and similar charges) in connection with the registration and sale of the Shares being offered by the Selling Stockholders that initially were issued as a result of the Transactions. The Company has agreed to indemnify the Selling Stockholders and any agent, dealer or broker-dealer who acts in connection with the sale of the Shares hereunder that initially were issued as a result of the Transactions against certain liabilities, including liabilities under the 1933 Act.

         If one or more Selling Stockholders shall propose to sell Shares pursuant to this Prospectus, such Selling Stockholders shall deliver to the Company at least three full trading days prior to such proposed sale a written notice notifying the Company of their intent to sell (including the proposed manner and timing of all sales), and the provision of such notice to the Company shall conclusively be deemed to establish and confirm an agreement by such Selling Stockholders to sell such Shares, in whole, in part or not at all, within a period ending on the tenth trading day following the first such sale and to comply with the other contractual registration provisions. To the extent the Company has not exercised its rights to suspend (as described below), the Company shall provide written notice to each of the other Selling Stockholders regarding the availability of such ten trading day period.

         The Company has the right to suspend use of this Prospectus for certain periods of time (which may or may not last for a period of weeks) under certain circumstances. The Company has agreed to use reasonable efforts to ensure that the Selling Stockholders shall have an aggregate of at least ten trading days (prorated for partial fiscal quarters) under this Prospectus during each fiscal quarter during the effective period hereof.

         Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of Shares involved, (iii) the price at which such Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set forth or incorporated by reference in this Prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified by a Selling Stockholder that a donee or pledgee intends to sell more than 500 Shares, a supplement to this Prospectus will be filed. In addition, to the extent required, the number of the Shares to be sold, purchase prices, public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth by the Company in a supplement to this Prospectus or, if appropriate, a post-effective amendment to the Registration Statement.

         Offers or sales of the Shares have not been registered or qualified under the laws of any country other than the United States. To comply with certain states' securities laws, if applicable, the Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may be limited in its ability to engage in market activities with respect to such Shares. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. The foregoing may affect the marketability of the Shares.

         There can be no assurance that the Selling Stockholders will sell any or all of the Shares offered by them hereunder.

                          DESCRIPTION OF CAPITAL STOCK

         e-Auction is authorized to issue two hundred and fifty million (250,000,000) shares of common stock, of which 60,591,530 common shares are currently issued and outstanding. The holders of common stock are entitled to one vote per share on each matter submitted to a vote of shareholders, including the election of directors. No stockholder is entitled to cumulative votes, preemptive, subscription or conversion rights. The election of directors and other general stockholder action requires the affirmative vote of a majority of shares represented at a duly held meeting at which a quorum is represented, except that pursuant to the by-laws, a written consent to corporate action by a majority of stockholders entitled to vote on a matter is permitted. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

         The holders of common stock are entitled to receive dividends when and if declared by the board of directors. In the event of liquidation, dissolution or winding up of the affairs of e-Auction, the holders of common stock are entitled to share ratably in all assets remaining for distribution to them subject to the rights of holders of senior securities, if any.

         There are no provisions in the charter or by-laws of e-Auction that would delay, defer or prevent a change in control.

         At the present time, no preferred stock is authorized in the Articles of Incorporation, and there are no warrants outstanding. e-Auction approved the issuance of up to 6,000,000 options to acquire common stock in the company on March 1, 1999 pursuant to the Company's Stock Option Plan. At the time of filing the Registration Statement, there were 4,300,000 options outstanding.


                          TRANSFER AGENT AND REGISTRAR

Interwest Transfer Co., Inc., located at 100-1981 East Murray Holiday Road, Salt Lake City, Utah, 84117 was appointed transfer agent, registrar and dividend disbursing agent for all of the shares of common stock of e-Auction on April 15, 1999 and continues to act in those capacities as of the date of filing this Registration Statement.


                         SHARES ELIGIBLE FOR FUTURE SALE

         Of the 60,539,030 outstanding shares of common stock of e-Auction, 4,800,000 are free trading shares as of the date of filing this Registration Statement and 55,719,030 shares of common stock are restricted securities as that term is defined in Rule 144 promulgated under the Securities Exchange Act of 1934 ("Restricted Securities").

         Rule 144 governs resale of Restricted Securities for the account of any person, other than the issuer, and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates, which were not issued or sold in connection with a public offering registered under the Securities Exchange Act of 1934. An affiliate of the issuer is any person who directly or in directly controls, is controlled by, or is under common control with the issuer. Affiliates of e-Auction may include its directors, executive officers and persons directly or indirectly owning 10% or more of the outstanding common stock. Under Rule 144, unregistered resale of restricted common stock cannot be made until it has been held for a minimum of one year from the later of its acquisition from e-Auction or an affiliate of e-Auction. Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about e-Auction ("Applicable Requirements"). Resale by e-Auction's affiliates of restricted and unrestricted common stock is subject to the Applicable Requirements. The volume limitations provide that a person, or persons who must aggregate their sale cannot, within any three-month period, sell more than the greater of (i) one percent of the then outstanding shares, or (ii) the average weekly reported trading volume during the four calendar weeks preceding each such sale. A person who is not deemed an "affiliate" of e-Auction and who has beneficially owned shares for at least two years would be entitled to sell such shares under Rule 144 without regard to the Applicable Requirements.

         At the time of filing this Registration Statement, the Restricted Securities have not been held for more than two years. However, if this Registration Statement becomes effective, approximately 55,779,030 of the Restricted Securities will be eligible to be sold without limitation. No prediction can be made as to the effect, if any, that sales of shares of common stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market would likely have a material adverse effect on prevailing market prices for the common stock and could impair e-Auction's ability to raise capital through the sale of its equity securities.

         Any employee of the Company who has been granted options to purchase Shares or who has purchased Shares pursuant to a written compensatory plan or written contract prior to the date of this offering pursuant to Rule 701 will be entitled to rely on the resale provisions of Rule 701, which permits such persons who are not "affiliates" of the Company to sell such Shares without compliance with the public information, holding-period, volume limitation or notice provisions of Rule 144 and permits such persons who are "affiliates" to sell such Shares without compliance with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this Prospectus.

         Shortly after this Registration Statement becomes effective, the Company intends to file a registration statement on Form S-8 under the Securities Act to register Shares reserved for issuance under the stock option, the Purchase Plan and the Savings Plan including, in some cases, Shares for which an exemption under Rule 144 or Rule 701 would also be available, thus permitting the resale of Shares issued under those Plans by non-affiliates in the public market without restriction under the Securities Act. Such registration statement will become effective immediately upon filing. As of February 25, 2000, stock options to purchase 4,300,000 Shares were outstanding.


                                     EXPERTS

The consolidated financial statements and related schedules for each of the period between June 2, 1998 and December 31, 1998, and the 12 month period ended December 31, 1999, appearing in this Prospectus and Registration Statement have been audited by Dale Matheson Carr-Hilton, Chartered Accountants, independent auditors, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

The consolidated financial statements and related schedules for the period between January 8, 1998 and June 1, 1998, appearing in this Prospectus and Registration Statement has been audited by David A. Cox, a Chartered Accountant, independent auditor, as set forth in his report thereon appearing elsewhere herein, and is included in reliance upon such report given upon the authority of such individual as expert in accounting and auditing.

                             ADDITIONAL INFORMATION

         The Company has filed with the Commission a Registration Statement, of which this Prospectus constitutes a part, under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

                          e-AUCTION GLOBAL TRADING INC.
                          INDEX TO FINANCIAL STATEMENTS


                                                                                                       PAGE
Report of Dale Matheson Carr-Hilton, Chartered Accountants, Independent Auditors.....................   35

Consolidated Balance Sheets as of December 31, 1998..................................................   36

Consolidated Statements of Operations for the period from June 2, 1998 to December 31, 1998..........   37

Consolidated Statements of Cash Flows for the period from June 2, 1998 to December 31, 1998..........   38

Notes to Consolidated Financial Statements for the period from June 2, 1998 to December 31, 1998.....   39

Report of David A. Cox, Chartered Accountant, Independent Auditors...................................   46

Consolidated Balance Sheet as of June 1, 1998........................................................   47

Statement of Income and Deficit for the period from January 8, 1998 to June 1, 1998..................   48

Statement of Changes in Cash for the period from January 8, 1998 to June 1, 1998.....................   49

Notes to Interim Financial Statements for the period from January 8, 1998 to June 1, 1998............   50

Interim Financial Statements (unaudited) for the three month period ended March 31, 1999.............   52

Interim Financial Statements (unaudited) for the six month period ended June 30, 1999................   57

Interim Financial Statements (unaudited) for the nine month period ended September 30, 1999..........   62


                          e-AUCTION GLOBAL TRADING INC.

                      (FORMERLY KAZARI INTERNATIONAL, INC.)

                             (A NEVADA CORPORATION)

                              FINANCIAL STATEMENTS

                                DECEMBER 31, 1998

                                 (IN U.S. FUNDS)

                                AUDITORS' REPORT


TO THE SHAREHOLDERS
e-AUCTION GLOBAL TRADING INC.
(FORMERLY KAZARI INTERNATIONAL, INC.)


We have audited the balance sheet of e-AUCTION GLOBAL TRADING INC. (formerly Kazari International, Inc.) as at December 31, 1998 and the statements of operations and deficit and cash flows for the period June 2, 1998 to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1998 and the results of its operations and cash flows for the period from June 2, 1998 to December 31, 1998 in accordance with Canadian generally accepted accounting principles.

The financial statements as at June 1, 1998 and for the period then ended were audited by another auditor who expressed an opinion without reservation on these financial statements.


/s/ Alvin F. Dale, Ltd.
Dale Matheson Carr-Hilton

VANCOUVER, B.C.
DECEMBER 17, 1999                                         CHARTERED ACCOUNTANTS
                          e-AUCTION GLOBAL TRADING INC.

                      (FORMERLY KAZARI INTERNATIONAL, INC.)

                             (A NEVADA CORPORATION)

                        BALANCE SHEET - DECEMBER 31, 1998

                                 (IN U.S. FUNDS)

-----------------------------------------------------------------------------------------------------
                                                                   DECEMBER  31,             JUNE 1,
                                                                       1998                    1998
                                                                       $                        $

-----------------------------------------------------------------------------------------------------
                                     ASSETS

CURRENT ASSETS
    Cash                                                                100,181              211,222

INCORPORATION COSTS                                                       2,000                2,000
-----------------------------------------------------------------------------------------------------

                                                                        102,181              213,222
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------

                                   LIABILITIES

CURRENT LIABILITIES
    Accounts payable                                                      2,500               10,700
    Due to related parties (NOTE 4)                                     150,000               20,275
                                                                        -------             --------
                                                                        152,500               30,975
                                                                        -------             --------

                              SHAREHOLDERS' EQUITY

SHARE CAPITAL (NOTE 5)                                                    5,320                5,320

CONTRIBUTED SURPLUS (NOTE 5)                                            235,930              235,930
                                                                        -------              -------
                                                                        241,250              241,250

DEFICIT                                                                (291,569)             (59,003)
                                                                        -------              -------
                                                                        (50,319)             182,247

-----------------------------------------------------------------------------------------------------

                                                                        102,181              213,222

-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------


CONTINGENCY (NOTE 9)


APPROVED BY THE DIRECTORS

                                         DIRECTOR
----------------------------------------

                                         DIRECTOR
----------------------------------------

                             SEE ACCOMPANYING NOTES
                          e-AUCTION GLOBAL TRADING INC.

                      (FORMERLY KAZARI INTERNATIONAL, INC.)

                             (A NEVADA CORPORATION)

                       STATEMENT OF OPERATIONS AND DEFICIT

              FOR THE PERIOD FROM JUNE 2, 1998 TO DECEMBER 31, 1998

                                 (IN U.S. FUNDS)

------------------------------------------------------------------------------------------------------------
                                                                           DECEMBER  31,           JUNE 1,
                                                                              1998                   1998
                                                                               $                      $
------------------------------------------------------------------------------------------------------------
EXPENSES
    Accounting, audit and bookkeeping                                           2,841                3,200
    Bank charges                                                                  602                  118
    Consulting fees                                                           110,000                  687
    Entertainment                                                               1,608                1,378
    Legal                                                                      19,505                3,500
    Office and printing                                                         3,969                3,105
    Management fees                                                            39,500               37,500
    Telephone                                                                   1,537                2,489
    Travel and lodging                                                          3,004                7,026
                                                                            ---------             --------
                                                                              182,566               59,003
                                                                            ---------             --------

LOSS BEFORE OTHER ITEM                                                        182,566               59,003

OTHER ITEM
    Allowance for loan receivable (NOTE 3)                                     50,000
                                                                            ---------             --------

NET LOSS FOR THE PERIOD                                                       232,566               59,003

DEFICIT, beginning of period                                                   59,003                  -
------------------------------------------------------------------------------------------------------------

DEFICIT, end of period                                                        291,569               59,003
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

                             SEE ACCOMPANYING NOTES
                          e-AUCTION GLOBAL TRADING INC.

                      (FORMERLY KAZARI INTERNATIONAL, INC.)

                             (A NEVADA CORPORATION)

                             STATEMENT OF CASH FLOWS

              FOR THE PERIOD FROM JUNE 2, 1998 TO DECEMBER 31, 1998

                                 (IN U.S. FUNDS)


------------------------------------------------------------------------------------------------------------
                                                                      DECEMBER  31,            JUNE 1,
                                                                          1998                   1998
                                                                           $                      $
------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY (USED FOR)

OPERATING ACTIVITIES
     Net loss                                                             (232,566)            (59,003)
     Add items not affecting cash
        Allowance for loan receivable                                       50,000                 -

     Net changes in non-cash operating accounts
        Accounts payable                                                    (8,200)             10,700
                                                                         ---------             -------
                                                                          (190,766)            (48,303)
                                                                         ---------             -------

FINANCING ACTIVITIES
     Due to related parties                                                129,725              20,275
     Issuance of share capital                                                 -               251,250
     Share issue costs                                                         -               (10,000)
                                                                         ---------             -------
                                                                           129,725             261,525
                                                                         ---------             -------

INVESTING ACTIVITIES
     Incorporation costs                                                       -                (2,000)
     Loan receivable                                                       (50,000)                -
                                                                         ---------             -------
                                                                           (50,000)             (2,000)
                                                                         ---------             -------

INCREASE (DECREASE) IN CASH                                               (111,041)            211,222

CASH, beginning of period                                                  211,222                 -
------------------------------------------------------------------------------------------------------------

CASH, end of period                                                        100,181             211,222
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

                             SEE ACCOMPANYING NOTES
                          e-AUCTION GLOBAL TRADING INC.

                      (FORMERLY KAZARI INTERNATIONAL, INC.)

                             (A NEVADA CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

              FOR THE PERIOD FROM JUNE 2, 1998 TO DECEMBER 31, 1998

                                 (IN U.S. FUNDS)


-------------------------------------------------------------------------------
1.     INCORPORATION AND NATURE OF BUSINESS
-------------------------------------------------------------------------------

       The Company was incorporated on January 8, 1998 in Nevada, U.S.A. On March 23, 1999 the directors acting in lieu of a special meeting approved the name change to e-AUCTION Global Trading Inc.

       The Company was organized with the intent to be a holding company which will acquire and/or form joint ventures with corporate entities conducting various types of businesses throughout the world. (NOTE 8)


-------------------------------------------------------------------------------
2.     SIGNIFICANT ACCOUNTING POLICIES
-------------------------------------------------------------------------------

       a)     Foreign currency translation

              The Company follows the "temporal" method of accounting for foreign currency translations. Balance sheet items are translated into Canadian dollars at exchange rates prevailing at the balance sheet date for monetary items and at exchange rates in effect at the transaction date for non-monetary items. Income statement items are translated at average rates prevailing during the year. Unrealized gains and losses are deferred and amortized over their expected life. Realized gains and losses are charged to operations.

       b)     Loss per common share

              Loss per common share on a fully diluted basis is not presented as it would be anti-dilutive.

       c)     Measurement uncertainty

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates relate to the determination of impairment of assets and useful lives for depreciation and amortization. Financial results as determined by actual events could differ from those estimates.

       d)     Financial instruments

              The Company's financial instruments consist of cash, loan receivable and accounts payable, the fair market value of which approximates their carrying value.

                          e-AUCTION GLOBAL TRADING INC.

                      (FORMERLY KAZARI INTERNATIONAL, INC.)

                             (A NEVADA CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

              FOR THE PERIOD FROM JUNE 2, 1998 TO DECEMBER 31, 1998

                                 (IN U.S. FUNDS)



-------------------------------------------------------------------------------
  2.     SIGNIFICANT ACCOUNTING POLICIES - CONT'D
-------------------------------------------------------------------------------

         e)   Related party transactions

              Related party transactions are recorded at their exchange amounts which approximate fair market value.

         f)   Uncertainty due to the Year 2000 Issue

              The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.


-------------------------------------------------------------------------------
  3.     LOAN RECEIVABLE
-------------------------------------------------------------------------------



                                                  DECEMBER 31,     JUNE 1,
                                                     1998            1998
                                                      $                $
                                                  ------------   ------------
         Due from Intrepidus, Inc.                   50,000          -
         Less: allowance                            (50,000)         -
                                                   ---------      --------
                                                        -            -
                                                   ---------      --------
                                                   ---------      --------

         During the period the Company signed a letter of intent to merge with Intrepidus, Inc. ("Intrepidus"). As part of the deal the Company entered into a Bridge Loan Agreement whereby $150,000 was to be made available to Intrepidus. The balance of the funds were advanced subsequent to year end. (SEE NOTE 8)

         Subsequent to period end the Company's management decided not to proceed with the merger. The advance then became a receivable with a due date of June 22, 2000. The loan bears interest at 10% per annum.

         The loan has been provided for in full.

                          e-AUCTION GLOBAL TRADING INC.

                      (FORMERLY KAZARI INTERNATIONAL, INC.)

                             (A NEVADA CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

              FOR THE PERIOD FROM JUNE 2, 1998 TO DECEMBER 31, 1998

                                 (IN U.S. FUNDS)

-------------------------------------------------------------------------------
  4.     RELATED PARTY TRANSACTIONS
-------------------------------------------------------------------------------

                                                                                     DECEMBER  31,          JUNE 1,
                                                                                        1998                  1998
                                                                                         $                     $
                                                                                    --------------       --------------
              Management fees paid to directors and a company controlled
              by a director                                                               39,500             37,500

              Reimbursement to the directors for expenses incurred on
              behalf of the Company                                                       13,393             13,998

              Consulting fees paid to shareholders of the Company                        110,000                -

         The amounts due to related parties are non-interest bearing, unsecured, and have no specific terms of repayment (SEE NOTE 8)


-------------------------------------------------------------------------------
  5.   SHARE CAPITAL AND CONTRIBUTED SURPLUS
-------------------------------------------------------------------------------

       a)  Authorized - 40,000,000 common shares with a par value of $0.001

                                                 DECEMBER 31,                                           JUNE 1,
                              NUMBER OF            1998            CONTRIBUTED         NUMBER OF         1998         CONTRIBUTED
                              SHARES                $                SURPLUS            SHARES            $             SURPLUS
                           --------------     ---------------     -------------      ------------   ------------     ------------
       b)  Issued -
           Balance,
            beginning
             of period       5,320,000           5,320               235,930           -                -                 -

           Private
            placement        -                  -                    -               1,250,000           1,250             -
           Private
            placement        -                  -                    -               4,000,000           4,000             36,000
           Private
            placement        -                  -                    -                  70,000              70            209,930
                      ----------------       ---------         -------------       -----------        --------            -------
                             5,320,000           5,320               235,930         5,320,000           5,320            245,930
           Share issue
            Costs            -                   -                   -                -                 -                 (10,000)
                      ----------------      ----------          ------------  ----------------      ----------            -------

           Balance, end
            of period        5,320,000           5,320               235,930         5,320,000           5,320            235,930
                      ----------------      ----------          ------------  ----------------      ----------            -------
                      ----------------      ----------          ------------  ----------------      ----------            -------

           (SEE NOTE 8)
                          e-AUCTION GLOBAL TRADING INC.

                      (FORMERLY KAZARI INTERNATIONAL, INC.)

                             (A NEVADA CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

              FOR THE PERIOD FROM JUNE 2, 1998 TO DECEMBER 31, 1998

                                 (IN U.S. FUNDS)


-------------------------------------------------------------------------------
6.     LOSS PER SHARE
-------------------------------------------------------------------------------

       Loss per share for the period from January 8, 1998 (date of incorporation) to December 31, 1998 is $0.06.


-------------------------------------------------------------------------------
7.     COMPARATIVE FIGURES
-------------------------------------------------------------------------------

       Comparative figures are for the period from January 8, 1998 (date of incorporation) to June 1, 1998. Certain of the comparative figures have been reclassified to conform to the current presentation.


-------------------------------------------------------------------------------
8.     SUBSEQUENT EVENTS
-------------------------------------------------------------------------------

       Subsequent to year end:

       a) The Company entered into an agreement to acquire 100% of the issued and outstanding shares of e-Auction Global Trading Inc., a Barbados company (the legal subsidiary). The purchase price was 34,500,000 common shares of the Company. The acquisition will be accounted for as a reverse takeover where the financial statements will be issued under the name of the legal parent but will be a continuation of the financial statements of the legal subsidiary. As preparation for the acquisition the Company increased its authorized capital stock to 250,000,000 shares of common stock.

            In connection with the acquisition of the Barbados subsidiary the company granted 1,000,000 stock options with an exercise price of $0.01 per share to the former employees, officers and directors of this company.

       b) The Company entered into an agreement to acquire 100% of the issued and outstanding shares of Schelfhout Computer Systemen N.V.("Schelfhout"), a Belgian company. The purchase price is to be $10,000,000 and is to be paid as follows:

             Deposit                $1,000,000      (paid)
             At closing             $3,000,000      cash
             At closing             $6,000,000      in common shares of the Company

             The $6,000,000 in shares are not free trading and are subject to a timed release formula. If the Company's shares are not freely trading on any given release date the equivalent cash is to be paid by the Company and the shares are to be returned to the Treasury.

            The agreement is still subject to final approval by all parties.

                          e-AUCTION GLOBAL TRADING INC.

                      (FORMERLY KAZARI INTERNATIONAL, INC.)

                             (A NEVADA CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

              FOR THE PERIOD FROM JUNE 2, 1998 TO DECEMBER 31, 1998

                                 (IN U.S. FUNDS)


-------------------------------------------------------------------------------
8.     SUBSEQUENT EVENTS - CONT'D
-------------------------------------------------------------------------------

       c) In connection with the Schelfhout acquisition the Company received a loan of $1,000,000 from Millennium Advisors Inc., ("Millennium") a company related through a common director, acting as agent for undisclosed lenders. In addition Millennium received 197,219 common shares of the Company worth $1,000,000 as a financing fee.

            The Company also entered into a contract for services whereby Millenium would be paid 25% of any funds raised by the sale of equity or issuance of debt by the Company in excess of the amount reasonably required by the Company to complete the Schelfhout acquisition.

       d) The Company, through its Canadian subsidiary, made two purchases of intellectual property. The first purchase was for $300 Cdn. paid in the form of 30,000 options for common shares with an exercise price of $0.01 Cdn. per share. In connection with this acquisition the Company entered into a consulting agreement where a company associated with the vendor would be paid $5,000 Cdn. per month and would also receive 65,000 options for common shares with an exercise price of $0.01 Cdn. per share.

            The second purchase was for $50,000 Cdn. in cash. In connection with this acquisition the Company entered into a management services agreement where $1,000 Cdn. per month would be paid to the vendor who also received 80,000 options for common shares with an exercise price of $0.01 Cdn. per share.

       e) Approved a stock option plan where 6,000,000 common shares are reserved for issuance on the exercise of options. Options are exercisable for a period of 10 years from the date of the grant.

       f) Granted a director of the Company 250,000 stock options with an exercise price of $5 per share. Granted employees 3,050,000 stock options with an exercise price of $0.85 per share.

       g) The Company advanced a further $100,000 to Intrepidus, Inc. in connection with the Bridge loan agreement.

       h) The Company received an additional $2,200,000 in the form of a convertible debenture, the terms of which still have to be finalized.


-------------------------------------------------------------------------------
9.     CONTINGENCY
-------------------------------------------------------------------------------

       A shareholder derivative action was brought against the Company on November 17, 1999 in the United States District Court against the Company, its subsidiaries, two of its directors and several other companies and individuals.

       The action alleges Sanga International, Inc.'s ("Sanga") reputation was damaged by the Defendants (i) engaging in conversion (ii) engaging in fraud (iii) interfering with Sanga's prospective business advantage (iv) breach of contract (v) violating California usury laws and (vi) breach of fiduciary duty.

                          e-AUCTION GLOBAL TRADING INC.

                      (FORMERLY KAZARI INTERNATIONAL, INC.)

                             (A NEVADA CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

              FOR THE PERIOD FROM JUNE 2, 1998 TO DECEMBER 31, 1998

                                 (IN U.S. FUNDS)


-------------------------------------------------------------------------------
9.     CONTINGENCY- CONT'D
-------------------------------------------------------------------------------

       The plaintiff claims the defendants'actions have not only damaged Sanga but also the plaintiff and the remaining shareholders of Sanga by as much as $100 million dollars.

       The Action was stayed on November 29, 1999 as a result of Sanga filing for Chapter 11 bankruptcy protection in the United States Bankruptcy Court.

       Exposure to the Company is not determinable at this time.


-------------------------------------------------------------------------------
10. RECONCILIATION OF UNITED STATES TO CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
-------------------------------------------------------------------------------

       a) Basic and diluted loss per share under U.S. GAAP are equal to the loss per share under Canadian GAAP. The weighted average number of shares for calculating loss per share is 4,266,704.

       b) Under U.S. GAAP, the Company would record a deferred tax asset subject to an evaluation allowance where that asset is impaired or not expected to be realized. The Company has deferred tax assets of approximately $78,800. The Company's valuation allowance would be equal to the amount of the deferred tax assets. Therefore, there have been no amounts booked in the accounts of the Company.

                           KAZARI INTERNATIONAL, INC.
                             (a Nevada Corporation)
                     REPORT AND INTERIM FINANCIAL STATEMENTS
                                  JUNE 1, 1998

                                 (in U.S. funds)



    CONTENTS:                                                        PAGE
         Auditor's Report                                              1

         Interim Balance Sheet                                         2

         Interim Statement of Income and Deficit                       3

         Interim Statement of Changes in Cash                          4

         Notes to Interim Financial Statements                        5,6


                                AUDITOR'S REPORT



TO THE SHAREHOLDERS,
KAZARI INTERNATIONAL, INC.


I have audited the interim balance sheet of KAZARI INTERNATIONAL, INC. as at JUNE 1, 1998 and the interim statements of income and deficit and changes in cash for the period from the date of incorporation on January 8, 1998 to June 1, 1998. These interim financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these interim financial statements based on my audit.

I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan to perform an audit to obtain reasonable assurance whether the interim financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the interim financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall interim financial statement presentation.

In my opinion, these interim financial statements present fairly, in all material respects, the financial position of the company as at June 1, 1998 and the results of its operations and the changes in its financial position from the period from the date of incorporation on January 8, 1998 to June 1, 1998 in accordance with Canadian generally accepted accounting principles.





/s/ David A. Cox
Vancouver, British Columbia
June 8, 1998
                                                            Chartered Accountant
Suite 1500-701 West Georgia Street
Vancouver, B.C.   V7Y 1C6

                           KAZARI INTERNATIONAL, INC.
                             (a Nevada Corporation)
                              INTERIM BALANCE SHEET
                               AS AT JUNE 1, 1998

                                 (in U.S. funds)


                                                                                                    1998
                                     ASSETS
CURRENT
   Cash                                                                                         $211,222

INCORPORATION COSTS                                                                                2,000

                                                                                             ------------
                                                                                               $ 213,222
                                                                                             ------------


                                   LIABILITIES
CURRENT
   Accounts payable, audit and bookkeeping                                                      $ 10,700
   Due to a director (note 2)                                                                     20,275
                                                                                             ------------
                                                                                                  30,975
                                                                                             ------------

                                     EQUITY
CAPITAL STOCK (NOTE 3)
   Authorized: 40,000,000 common shares, with a par value of $.001
   Issued and outstanding: 5,320,000 common shares, with a par value of $.001                      5,320

CONTRIBUTE SURPLUS (NOTE 3)                                                                      235,930

DEFICIT                                                                                          (59,003)

                                                                                             ------------
                                                                                                 182,247
                                                                                             ------------

                                                                                             ------------
                                                                                               $ 213,222
                                                                                             ------------


APPROVED BY THE DIRECTORS:

/s/ Fred Tham Chief Executive Officer
/s/ Shelley James Chief Financial Officer










                 See accompanying notes to financial statements

                           KAZARI INTERNATIONAL, INC.
                             (a Nevada Corporation)
                     INTERIM STATEMENT OF INCOME AND DEFICIT
FOR THE PERIOD FROM THE DATE OF INCORPORATION ON JANUARY 8,1998 TO JUNE 1, 1998

                                 (in U.S. funds)


                                                                                                    1998
EXPENSES
     Accounting, audit and bookkeeping                                                           $ 3,200
     Bank charges                                                                                    118
     Consulting fees                                                                                 687
     Entertainment                                                                                 1,378
     Legal                                                                                         3,500
     Office and printing                                                                           3,105
     Management fees                                                                              37,500
     Telephone                                                                                     2,489
     Travel and lodging                                                                            7,026
                                                                                             ------------
                                                                                                  59,003
                                                                                             ------------

NET LOSS FOR THE PERIOD                                                                           59,003

DEFICIT AT THE BEGINNING OF PERIOD                                                                     -
                                                                                             ------------
DEFICIT AT END OF PERIOD                                                                        $ 59,003
                                                                                             ------------










                 See accompanying notes to financial statements

                           KAZARI INTERNATIONAL, INC.
                             (a Nevada Corporation)
                      INTERIM STATEMENT OF CHANGES IN CASH
                FOR THE PERIOD FROM THE DATE OF INCORPORATION ON
                        JANUARY 8, 1998 TO JUNE 1, 1998

                                 (in U.S. funds)


                                                                                            1998
OPERATING ACTIVITIES
    Net loss for the period                                                              (59,003)

    Net decrease in non-cash working capital balances                                     30,975
                                                                                     ------------
                                                                                         (28,028)
                                                                                     ------------

FINANCING ACTIVITIES
    Issuance of capital stock                                                            251,250
    Share issue costs                                                                    (10,000)
                                                                                     ------------
                                                                                         241,250
                                                                                     ------------

INVESTING ACTIVITIES
    Incorporation costs                                                                   (2,000)
                                                                                     ------------

CHANGE IN CASH DURING THE PERIOD                                                         211,222

CASH AT BEGINNING OF PERIOD                                                                    -

                                                                                     ------------
CASH AT END OF PERIOD                                                                  $ 211,222
                                                                                     ------------





                 See accompanying notes to financial statements

                           KAZARI INTERNATIONAL, INC.
                             (a Nevada Corporation)
                      NOTES TO INTERIM FINANCIAL STATEMENTS
                                   JUNE1, 1998

                                 (in U.S. funds)


1.  INCORPORATION AND NATURE OF BUSINESS

The company was incorporated on January 8, 1998 in Nevada, U.S.A.

The company was organized with the intent to be a holding company, which will acquire and/or form joint ventures with corporate entities conducting various types of business throughout the world.


2.RELATED PARTY TRANSACTIONS

During the period, the Company incurred $7,500 in management fees to a director.

Also during the period, the Company reimbursed $13,998 to the directors for expenses incurred on behalf of Kazari International, Inc.

The amount due to a director is non-interest bearing, unsecured, and has no specific terms of repayment.


3. CAPITAL STOCK AND CONTRIBUTED SURPLUS

During the period the company issued the following common shares:

                                                                       Capital stock at
       #Shares                                     Total proceeds             Par Value  Contributed Surplus
       -------
     1,250,000   at 0.001each                             $ 1,250               $ 1,250                  $ -
     4,000,000   at 0.010each                              40,000                 4,000               36,000
        70,000   at 3.000each                             210,000                    70              209,930
---------------                               -------------------- --------------------- --------------------
     5,320,000                                          $ 251,250               $ 5,320            $ 245,930
---------------

                Less share issue costs:                    10,000                                     10,000
                                              -------------------- --------------------- --------------------

                                              -------------------- --------------------- --------------------
                                                        $ 241,250               $ 5,320            $ 235,930
                                              -------------------- --------------------- --------------------

                           KAZARI INTERNATIONAL, INC.
                             (a Nevada Corporation)
                      NOTES TO INTERIM FINANCIAL STATEMENTS
                                  JUNE 1, 1998

                                 (in U.S funds)

4. INCOME TAXES

The Company has an interim net loss and other expenditures which may give rise to future tax benefits. The potential benefit from these losses has not been reflected in the financial statements.


5. LOSS PER SHARE

Loss per share information is not disclosed as it is not considered meaningful at this stage of the Company's development.


6. CONTINUING OPERATIONS

These financial statements have been based upon accounting principles which presume the realization of assets and the settlement of liabilities as they become due in the course of continuing operations. The Company's ability to maintain operations is contingent upon successful completion of additional financing arrangements.

e-AUCTION GLOBAL TRADING INC.
INCOME STATEMENT                                                                 1999                1998
----------------------------------------------------------------------------------------------------------
FOR THE THREE MONTHS ENDING MARCH 31                                     January 1 to        January 8 to
UNAUDITED - PREPARED BY MANAGEMENT (IN US DOLLARS)                           March 31            March 31
REVENUE                                                                             -                   -

EXPENSES
Salaries and benefits                                                          64,909                   -
Legal                                                                           5,716                   -
Sales, general and administrative                                              61,852               7,571

                                                                    --------------------------------------
TOTAL EXPENSES                                                                132,477               7,571
                                                                    --------------------------------------

                                                                    --------------------------------------
Net Loss                                                                     (132,477)             (7,571)
                                                                    --------------------------------------

Opening retained earnings (deficit)                                          (291,569)                  -
Closing retained earnings (deficit)                                          (424,046)             (7,571)

e-AUCTION GLOBAL TRADING INC.
BALANCE SHEET AS AT MARCH 31                                                     1999                1998
----------------------------------------------------------------------------------------------------------
UNAUDITED - PREPARED BY MANAGEMENT (IN US DOLLARS)

ASSETS

CURRENT ASSETS
Cash                                                                                -                 249
Accounts Receivable                                                                 -                   -
                                                                    --------------------------------------
                                                                                    -                 249

Deposit in Schelfhout                                                               -                   -
Software Assets                                                                68,747                   -
Incorporation Costs                                                             2,000                 422
                                                                    --------------------------------------
                                                                               70,747                 422

                                                                    --------------------------------------
                                                                               70,747                 671
                                                                    --------------------------------------
LIABILITIES & SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts Payable & Accruals                                                   136,566               2,992
Due to Related Parties                                                              -               4,000
Due to Ventures North Investment Partners                                      82,477                   -
Loan Payable                                                                        -                   -
                                                                    --------------------------------------
                                                                              219,043               6,992
EQUITY
Share Capital                                                                  39,820               1,250
Contributed Surplus                                                           235,930                   -
Retained Earnings (Deficit)                                                  (424,046)             (7,571)
                                                                    --------------------------------------
                                                                             (148,296)             (6,321)

                                                                    --------------------------------------
                                                                               70,747                 671
                                                                    --------------------------------------


e-AUCTION GLOBAL TRADING INC.
STATEMENT OF CASH FLOWS                                                          1999                1998
----------------------------------------------------------------------------------------------------------
FOR THE THREE MONTHS ENDING MARCH 31                                     January 1 to        January 8 to
UNAUDITED - PREPARED BY MANAGEMENT (IN US DOLLARS)                           March 31            March 31
CASH PROVIDED BY (USED FOR)

OPERATING ACTIVITIES
 Net loss                                                                    (132,477)             (7,571)
 Add items not affecting cash
    Allowance for loan receivable                                                   -                   -
 Net changes in non-cash operating accounts
    Accounts payable                                                          134,066               2,992
                                                                    --------------------------------------
                                                                                1,588              (4,579)
                                                                    --------------------------------------

FINANCING ACTIVITIES
 Due to related parties                                                       (67,523)              4,000
 Issuance of share capital                                                     34,500               1,250
 Share issue costs                                                                  -                   -
                                                                    --------------------------------------
                                                                              (33,023)              5,250
                                                                    --------------------------------------

INVESTING ACTIVITIES
 Incorporation costs                                                                -                (422)
 Software assets                                                              (68,747)                  -
 Deposit in Schelfhout                                                              -                   -
                                                                    --------------------------------------
                                                                              (68,747)               (422)
                                                                    --------------------------------------

INCREASE (DECREASE) IN CASH                                                  (100,181)                249

CASH, beginning of period                                                     100,181                   -
                                                                    --------------------------------------
CASH, end of period                                                                 -                 249
                                                                    --------------------------------------


                          e-AUCTION GLOBAL TRADING INC.

                      (FORMERLY KAZARI INTERNATIONAL, INC.)

                             (A NEVADA CORPORATION)

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

                    FOR THE THREE MONTHS ENDED MARCH 31, 1999

                                 (IN U.S. FUNDS)

--------------------------------------------------------------------------------

1.     INCORPORATION AND NATURE OF BUSINESS

--------------------------------------------------------------------------------

       The Company was incorporated on January 8, 1998 in Nevada, U.S.A. On March 23, 1999 the directors acting in lieu of a special meeting approved the name change to e-Auction Global Trading Inc.

       The Company was organized with the intent to be a holding company which will acquire and/or form joint ventures with corporate entities conducting various types of businesses throughout the world. (NOTE 5)

--------------------------------------------------------------------------------

2.     SIGNIFICANT ACCOUNTING POLICIES

--------------------------------------------------------------------------------

       a)     Foreign currency translation

              The Company follows the "temporal" method of accounting for foreign currency translations. Balance sheet items are translated into Canadian dollars at exchange rates prevailing at the balance sheet date for monetary items and at exchange rates in effect at the transaction date for non-monetary items. Income statement items are translated at average rates prevailing during the year. Unrealized gains and losses are deferred and amortized over their expected life. Realized gains and losses are charged to operations.

       b)     Loss per common share

              Loss per common share on a fully diluted basis is not presented as it would be anti-dilutive.

       c)     Measurement uncertainty

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates relate to the determination of impairment of assets and useful lives for depreciation and amortization. Financial results as determined by actual events could differ from those estimates.

       d)     Financial instruments

              The Company's financial instruments consist of cash, loan receivable and accounts payable, the fair market value of which approximates their carrying value.

         e)   Related party transactions

              Related party transactions are recorded at their exchange amounts which approximate fair market value.

         f)   Uncertainty due to the Year 2000 Issue

              The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.


--------------------------------------------------------------------------------

  3.   SHARE CAPITAL AND CONTRIBUTED SURPLUS

--------------------------------------------------------------------------------

       a)  Authorized - 250,000,000 common shares with a par value of $0.001


                                                MARCH 31,
                              NUMBER OF         1999               CONTRIBUTED
                              SHARES             $                    SURPLUS

       b)  Issued -
           Balance,
            January 1,
             1999            5,320,000           5,320               235,930


           Share Exchange
            Agreement       34,500,000          34,500                   -
                            ----------        --------               -------

           Balance, end
            of period       39,820,000          39,820               235,930
                            ==========        ========               =======

 The Company entered into an agreement to acquire 100% of the issued and outstanding shares of e-Auction Global Trading Inc., a Barbados company (the legal subsidiary). The purchase price was 34,500,000 common shares of the Company. The acquisition will be accounted for as a reverse takeover where the financial statements will be issued under the name of the legal parent but will be a continuation of the financial statements of the legal subsidiary. As preparation for the acquisition the Company increased its authorized capital stock to 250,000,000 shares of common stock.

  In connection with the acquisition of the Barbados subsidiary the company granted 1,000,000 stock options with an exercise price of $0.01 per share to the former employees, officers and directors of this company.

           (SEE NOTE 5)

--------------------------------------------------------------------------------

4.     LOSS PER SHARE

--------------------------------------------------------------------------------

       Loss per share for the period from January 1, 1999 to March 31, 1999 is $0.01.


--------------------------------------------------------------------------------

5.     SUBSEQUENT EVENTS

--------------------------------------------------------------------------------

       Subsequent to quarter end:

       a) The Company entered into an agreement to acquire 100% of the issued and outstanding shares of Schelfhout Computer Systemen N.V.("Schelfhout"), a Belgian company. The purchase price is to be $10,000,000 and is to be paid as follows:

             Deposit                 $1,000,000      (paid in August 1999)
             At closing              $3,000,000      cash
             At closing              $6,000,000      in common shares of the Company

            The $6,000,000 in shares are not free trading and are subject to a timed release formula. If the Company's shares are not freely trading on any given release date the equivalent cash is to be paid by the Company and the shares are to be returned to the Treasury.

            The agreement is still subject to final approval by all parties.

       b) In connection with the Schelfhout acquisition the Company received a loan of $1,000,000 from Millennium Advisors Inc., ("Millennium") a company related through a common director, acting as agent for undisclosed lenders. In addition Millennium received 197,219 common shares of the Company worth $1,000,000 as a financing fee.

            The Company also entered into a contract for services whereby Millenium would be paid 25% of any funds raised by the sale of equity or issuance of debt by the Company in excess of the amount reasonably required by the Company to complete the Schelfhout acquisition.

       c) The Company, through its Canadian subsidiary, made two purchases of intellectual property. The first purchase was for $300 Cdn. paid in the form of 30,000 options for common shares with an exercise price of $0.01 Cdn. per share. In connection with this acquisition the Company entered into a consulting agreement where a company associated with the vendor would be paid $5,000 Cdn. per month and would also receive 65,000 options for common shares with an exercise price of $0.01 Cdn. per share.

            The second purchase was for $50,000 Cdn. in cash. In connection with this acquisition the Company entered into a management services agreement where $1,000 Cdn. per month would be paid to the vendor who also received 80,000 options for common shares with an exercise price of $0.01 Cdn. per share.

       d) Approved a stock option plan where 6,000,000 common shares are reserved for issuance on the exercise of options. Options are exercisable for a period of 10 years from the date of the grant.

       f) Granted a director of the Company 250,000 stock options with an exercise price of $5 per share. Granted employees 3,050,000 stock options with an exercise price of $0.85 per share.

       g) The Company advanced a further $100,000 to Intrepidus, Inc. in connection with the Bridge loan agreement.

       h) The Company received an additional $2,200,000 in the form of a convertible debenture, the terms of which still have to be finalized.


--------------------------------------------------------------------------------

6.     CONTINGENCY

--------------------------------------------------------------------------------

       A shareholder derivative action was brought against the Company on November 17, 1999 in the United States District Court against the Company, its subsidiaries, two of its directors and several other companies and individuals.

       The action alleges Sanga International, Inc.'s ("Sanga") reputation was damaged by the Defendants (i) engaging in conversion (ii) engaging in fraud (iii) interfering with Sanga's prospective business advantage (iv) breach of contract (v) violating California usury laws and (vi) breach of fiduciary duty.

       The plaintiff claims the defendants' actions have not only damaged Sanga but also the plaintiff and the remaining shareholders of Sanga by as much as $100 million dollars.

       The Action was stayed on November 29, 1999 as a result of Sanga filing for Chapter 11 bankruptcy protection in the United States Bankruptcy Court.

       Exposure to the Company is not determinable at this time.


--------------------------------------------------------------------------------

7. RECONCILIATION OF UNITED STATES TO CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

--------------------------------------------------------------------------------

       a) Basic and diluted loss per share under U.S. GAAP are equal to the loss per share under Canadian GAAP. The weighted average number of shares for calculating loss per share is 17,970,000.

       b) Under U.S. GAAP, the Company would record a deferred tax asset subject to an evaluation allowance where that asset is impaired or not expected to be realized. The Company has deferred tax assets of approximately $78,800. The Company's valuation allowance would be equal to the amount of the deferred tax assets. Therefore, there have been no amounts booked in the accounts of the Company.


e-AUCTION GLOBAL TRADING INC.
INCOME STATEMENT                                                              1999           1999            1998           1998
--------------------------------------------------------------------------------------------------------------------------------
FOR THE SIX MONTHS ENDING JUNE 30                                     January 1 to     April 1 to    January 8 to     April 1 to
UNAUDITED - PREPARED BY MANAGEMENT (IN US DOLLARS)                         June 30        June 30         June 30        June 30

REVENUE                                                                          -              -               -              -

EXPENSES
Salaries and benefits                                                      315,351        250,442               -              -
Legal                                                                       33,254         27,538           3,500          3,500
Sales, general and administrative                                          289,646        227,794          73,232         65,661
                                                                  ---------------------------------------------------------------
TOTAL EXPENSES                                                             638,251        505,774          76,732         69,161
                                                                  ---------------------------------------------------------------

                                                                  ---------------------------------------------------------------
Net Loss                                                                  (638,251)      (505,774)        (76,732)       (69,161)
                                                                  ---------------------------------------------------------------

Opening retained earnings (deficit)                                       (291,569)      (424,046)              -         (7,571)
Closing retained earnings (deficit)                                       (929,820)      (929,820)        (76,732)       (76,732)


e-AUCTION GLOBAL TRADING INC.
BALANCE SHEET AS AT JUNE 30                                                   1999             1998
----------------------------------------------------------------------------------------------------
UNAUDITED - PREPARED BY MANAGEMENT (IN US DOLLARS)
ASSETS

CURRENT ASSETS
Cash                                                                         1,023          173,293
Accounts Receivable                                                              -                -
                                                                  ----------------------------------
                                                                             1,023          173,293

Deposit in Schelfhout                                                            -                -
Software Assets                                                             68,747                -
Incorporation Costs                                                          2,000            2,000
                                                                  ----------------------------------
                                                                            70,747            2,000

                                                                  ----------------------------------
                                                                            71,770          175,293
                                                                  ----------------------------------


LIABILITIES & SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable & Accruals                                                335,912                -
Due to Related Parties                                                           -           10,775
Due to Ventures North Investment Partners                                  389,928                -
Loan Payable                                                                     -                -
                                                                  ----------------------------------
                                                                           725,840           10,775

EQUITY
Share Capital                                                               39,820            5,320
Contributed Surplus                                                        235,930          235,930
Retained Earnings (Deficit)                                               (929,820)         (76,732)
                                                                  ----------------------------------
                                                                          (654,070)         164,518

                                                                  ----------------------------------
                                                                            71,770          175,293
                                                                  ----------------------------------


e-AUCTION GLOBAL TRADING INC.
STATEMENT OF CASH FLOWS                                                       1999           1999             1998           1998
---------------------------------------------------------------------------------------------------------------------------------
FOR THE SIX MONTHS ENDING JUNE 30                                     January 1 to     April 1 to     January 8 to     April 1 to
UNAUDITED - PREPARED BY MANAGEMENT (IN US DOLLARS)                         June 30        June 30          June 30        June 30
CASH PROVIDED BY (USED FOR)

OPERATING ACTIVITIES
 Net loss                                                                 (638,251)      (505,774)         (76,732)       (69,161)
 Add items not affecting cash
    Allowance for loan receivable                                                -              -                -              -
 Net changes in non-cash operating accounts
    Accounts payable                                                       333,412        199,346                -         (2,992)
                                                                  ----------------------------------------------------------------
                                                                          (304,839)      (306,427)         (76,732)       (72,153)
                                                                  ----------------------------------------------------------------

FINANCING ACTIVITIES
 Due to related parties                                                    239,928        307,451           10,775          6,775
 Issuance of share capital                                                  34,500              -          251,250        250,000
 Share issue costs                                                               -              -          (10,000)       (10,000)
                                                                  ----------------------------------------------------------------
                                                                           274,428        307,451          252,025        246,775
                                                                  ----------------------------------------------------------------

INVESTING ACTIVITIES
 Incorporation costs                                                             -              -           (2,000)        (1,578)
 Software assets                                                           (68,747)             -                -              -
 Deposit in Schelfhout                                                           -              -                -              -
                                                                  ----------------------------------------------------------------
                                                                           (68,747)             -           (2,000)        (1,578)
                                                                  ----------------------------------------------------------------

INCREASE (DECREASE) IN CASH                                                (99,158)         1,023          173,293        173,044

CASH, beginning of period                                                  100,181              -                -            249
                                                                  ----------------------------------------------------------------
CASH, end of period                                                          1,023          1,023          173,293        173,293
                                                                  ----------------------------------------------------------------




                          e-AUCTION GLOBAL TRADING INC.

                      (FORMERLY KAZARI INTERNATIONAL, INC.)

                             (A NEVADA CORPORATION)

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1999

                                 (IN U.S. FUNDS)


-------------------------------------------------------------------------------
1.     INCORPORATION AND NATURE OF BUSINESS
-------------------------------------------------------------------------------

       The Company was incorporated on January 8, 1998 in Nevada, U.S.A. On March 23, 1999 the directors acting in lieu of a special meeting approved the name change to e-Auction Global Trading Inc.

       The Company was organized with the intent to be a holding company which will acquire and/or form joint ventures with corporate entities conducting various types of businesses throughout the world. (NOTE 5)

-------------------------------------------------------------------------------
2.     SIGNIFICANT ACCOUNTING POLICIES
-------------------------------------------------------------------------------

       a)     Foreign currency translation

              The Company follows the "temporal" method of accounting for foreign currency translations. Balance sheet items are translated into Canadian dollars at exchange rates prevailing at the balance sheet date for monetary items and at exchange rates in effect at the transaction date for non-monetary items. Income statement items are translated at average rates prevailing during the year. Unrealized gains and losses are deferred and amortized over their expected life. Realized gains and losses are charged to operations.

       b)     Loss per common share

              Loss per common share on a fully diluted basis is not presented as it would be anti-dilutive.

       c)     Measurement uncertainty

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates relate to the determination of impairment of assets and useful lives for depreciation and amortization. Financial results as determined by actual events could differ from those estimates.

       d)     Financial instruments

              The Company's financial instruments consist of cash, loan receivable and accounts payable, the fair market value of which approximates their carrying value.

         e)   Related party transactions

              Related party transactions are recorded at their exchange amounts which approximate fair market value.

         f)   Uncertainty due to the Year 2000 Issue

              The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.


-------------------------------------------------------------------------------
  3.   SHARE CAPITAL AND CONTRIBUTED SURPLUS
-------------------------------------------------------------------------------

       a)  Authorized - 250,000,000 common shares with a par value of $0.001


                                                    JUNE 30,
                             NUMBER OF            1999            CONTRIBUTED
                              SHARES             $                    SURPLUS
                             ---------         -----------          ---------
       b)  Issued -
           Balance,


            January 1,
             1999            5,320,000           5,320               235,930

           Share Exchange
            Agreement       34,500,000          34,500                -
                            ----------          ------               -------

           Balance, end
            of period       39,820,000          39,820               235,930
                            ==========          ======               =======

  The Company entered into an agreement to acquire 100% of the issued and outstanding shares of e-Auction Global Trading Inc., a Barbados company (the legal subsidiary). The purchase price was 34,500,000 common shares of the Company. The acquisition will be accounted for as a reverse takeover where the financial statements will be issued under the name of the legal parent but will be a continuation of the financial statements of the legal subsidiary. As preparation for the acquisition the Company increased its authorized capital stock to 250,000,000 shares of common stock.

  In connection with the acquisition of the Barbados subsidiary the company granted 1,000,000 stock options with an exercise price of $0.01 per share to the former employees, officers and directors of this company.

           (SEE NOTE 5)


-------------------------------------------------------------------------------
4.     LOSS PER SHARE
-------------------------------------------------------------------------------

       Loss per share for the period from January 1, 1999 to June 30, 1999 is $0.02.

-------------------------------------------------------------------------------
5.     SUBSEQUENT EVENTS
-------------------------------------------------------------------------------

       Subsequent to quarter end:

       a) The Company entered into an agreement to acquire 100% of the issued and outstanding shares of Schelfhout Computer Systemen N.V.("Schelfhout"), a Belgian company. The purchase price is to be $10,000,000 and is to be paid as follows:


            Deposit                $1,000,000      (paid in August 1999)
            At closing             $3,000,000      cash
            At closing             $6,000,000      in common shares of the Company

            The $6,000,000 in shares are not free trading and are subject to a timed release formula. If the Company's shares are not freely trading on any given release date the equivalent cash is to be paid by the Company and the shares are to be returned to the Treasury.

            The agreement is still subject to final approval by all parties.

       b) In connection with the Schelfhout acquisition the Company received a loan of $1,000,000 from Millennium Advisors Inc., ("Millennium") a company related through a common director, acting as agent for undisclosed lenders. In addition Millennium received 197,219 common shares of the Company worth $1,000,000 as a financing fee.

            The Company also entered into a contract for services whereby Millenium would be paid 25% of any funds raised by the sale of equity or issuance of debt by the Company in excess of the amount reasonably required by the Company to complete the Schelfhout acquisition.

       c) The Company, through its Canadian subsidiary, made two purchases of intellectual property. The first purchase was for $300 Cdn. paid in the form of 30,000 options for common shares with an exercise price of $0.01 Cdn. per share. In connection with this acquisition the Company entered into a consulting agreement where a company associated with the vendor would be paid $5,000 Cdn. per month and would also receive 65,000 options for common shares with an exercise price of $0.01 Cdn. per share.

            The second purchase was for $50,000 Cdn. in cash. In connection with this acquisition the Company entered into a management services agreement where $1,000 Cdn. per month would be paid to the vendor who also received 80,000 options for common shares with an exercise price of $0.01 Cdn. per share.

       d) Approved a stock option plan where 6,000,000 common shares are reserved for issuance on the exercise of options. Options are exercisable for a period of 10 years from the date of the grant.

       f) Granted a director of the Company 250,000 stock options with an exercise price of $5 per share. Granted employees 3,050,000 stock options with an exercise price of $0.85 per share.

       g) The Company advanced a further $100,000 to Intrepidus, Inc. in connection with the Bridge loan agreement.

       h) The Company received an additional $2,200,000 in the form of a convertible debenture, the terms of which still have to be finalized.

-------------------------------------------------------------------------------
6.     CONTINGENCY
-------------------------------------------------------------------------------

       A shareholder derivative action was brought against the Company on November 17, 1999 in the United States District Court against the Company, its subsidiaries, two of its directors and several other companies and individuals.

       The action alleges Sanga International, Inc.'s ("Sanga") reputation was damaged by the Defendants (i) engaging in conversion (ii) engaging in fraud (iii) interfering with Sanga's prospective business advantage (iv) breach of contract (v) violating California usury laws and (vi) breach of fiduciary duty.

       The plaintiff claims the defendants' actions have not only damaged Sanga but also the plaintiff and the remaining shareholders of Sanga by as much as $100 million dollars.

       The Action was stayed on November 29, 1999 as a result of Sanga filing for Chapter 11 bankruptcy protection in the United States Bankruptcy Court.

       Exposure to the Company is not determinable at this time.


-------------------------------------------------------------------------------
7. RECONCILIATION OF UNITED STATES TO CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
-------------------------------------------------------------------------------


       a) Basic and diluted loss per share under U.S. GAAP are equal to the loss per share under Canadian GAAP. The weighted average number of shares for calculating loss per share is 28,955,359.

       b) Under U.S. GAAP, the Company would record a deferred tax asset subject to an evaluation allowance where that asset is impaired or not expected to be realized. The Company has deferred tax assets of approximately $78,800. The Company's valuation allowance would be equal to the amount of the deferred tax assets. Therefore, there have been no amounts booked in the accounts of the Company.


e-AUCTION GLOBAL TRADING INC.
INCOME STATEMENT                                                         1999            1999             1998           1998
------------------------------------------------------------------------------------------------------------------------------
FOR THE NINE MONTHS ENDING SEPTEMBER 30                          January 1 to       July 1 to     January 8 to      July 1 to
UNAUDITED - PREPARED BY MANAGEMENT (IN US DOLLARS)               September 30    September 30     September 30   September 30
REVENUE                                                                     -               -                -              -

EXPENSES
Salaries and benefits                                                 559,931         244,580                -              -
Legal                                                                  86,697          53,443           21,500         18,000
Sales, general and administrative                                     549,958         260,312          196,955        123,724

                                                            ------------------------------------------------------------------
TOTAL EXPENSES                                                      1,196,586         558,335          218,455        141,724
                                                            ------------------------------------------------------------------

                                                            ------------------------------------------------------------------
Net Loss                                                           (1,196,586)       (558,335)        (218,455)      (141,724)
                                                            ------------------------------------------------------------------

Opening retained earnings (deficit)                                  (291,569)       (929,820)               -        (76,732)
Closing retained earnings (deficit)                                (1,488,155)     (1,488,155)        (218,455)      (218,455)


e-AUCTION GLOBAL TRADING INC.
BALANCE SHEET AS AT SEPTEMBER 30                                         1999            1998
------------------------------------------------------------
UNAUDITED - PREPARED BY MANAGEMENT (IN US DOLLARS)
ASSETS

CURRENT ASSETS
Cash                                                                    1,015          31,570
Accounts Receivable                                                         -               -
                                                            ----------------------------------
                                                                        1,015          31,570

Deposit in Schelfhout                                               1,000,000               -
Software Assets                                                        68,747               -
Incorporation Costs                                                     2,000           2,000
                                                            ----------------------------------
                                                                    1,070,747           2,000

                                                            ----------------------------------
                                                                    1,071,762          33,570
                                                            ----------------------------------


LIABILITIES & SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable & Accruals                                           514,864               -
Due to Related Parties                                                      -          10,775
Due to Ventures North Investment Partners                             769,303               -
Loan Payable                                                        1,000,000               -
                                                            ----------------------------------
                                                                    2,284,167          10,775

EQUITY
Share Capital                                                          39,820           5,320
Contributed Surplus                                                   235,930         235,930
Retained Earnings (Deficit)                                        (1,488,155)       (218,455)
                                                            ----------------------------------
                                                                   (1,212,405)         22,795

                                                            ----------------------------------
                                                                    1,071,762          33,570
                                                            ----------------------------------


e-AUCTION GLOBAL TRADING INC.
STATEMENT OF CASH FLOWS                                                  1999            1999             1998           1998
------------------------------------------------------------------------------------------------------------------------------
FOR THE NINE MONTHS ENDING SEPTEMBER 30                          January 1 to       July 1 to     January 8 to      July 1 to
UNAUDITED - PREPARED BY MANAGEMENT (IN US DOLLARS)               September 30    September 30     September 30   September 30
CASH PROVIDED BY (USED FOR)

OPERATING ACTIVITIES
 Net loss                                                          (1,196,586)       (558,335)        (218,455)      (141,724)
 Add items not affecting cash
    Allowance for loan receivable                                           -               -                -              -
 Net changes in non-cash operating accounts
    Accounts payable                                                  512,364         178,952                -              -
                                                            ------------------------------------------------------------------
                                                                     (684,223)       (379,384)        (218,455)      (141,724)
                                                            ------------------------------------------------------------------

FINANCING ACTIVITIES
 Due to related parties                                               619,303         379,376           10,775              -
 Loan payable                                                       1,000,000       1,000,000                -              -
 Issuance of share capital                                             34,500               -          251,250              -
 Share issue costs                                                          -               -          (10,000)             -
                                                            ------------------------------------------------------------------
                                                                    1,653,803       1,379,376          252,025              -
                                                            ------------------------------------------------------------------

INVESTING ACTIVITIES
 Incorporation costs                                                        -               -           (2,000)             -
 Software assets                                                      (68,747)              -                -              -
 Deposit in Schelfhout                                             (1,000,000)     (1,000,000)               -              -
                                                            ------------------------------------------------------------------
                                                                   (1,068,747)     (1,000,000)          (2,000)             -
                                                            ------------------------------------------------------------------

INCREASE (DECREASE) IN CASH                                           (99,166)            (8)           31,570       (141,724)

CASH, beginning of period                                             100,181           1,023                -        173,293
                                                            ------------------------------------------------------------------
CASH, end of period                                                     1,015           1,015           31,570         31,570
                                                            ------------------------------------------------------------------


                          e-AUCTION GLOBAL TRADING INC.

                      (FORMERLY KAZARI INTERNATIONAL, INC.)

                             (A NEVADA CORPORATION)

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

                                 (IN U.S. FUNDS)


-------------------------------------------------------------------------------
1.     INCORPORATION AND NATURE OF BUSINESS
-------------------------------------------------------------------------------


       The Company was incorporated on January 8, 1998 in Nevada, U.S.A. On March 23, 1999 the directors acting in lieu of a special meeting approved the name change to e-Auction Global Trading Inc.

       The Company was organized with the intent to be a holding company which will acquire and/or form joint ventures with corporate entities conducting various types of businesses throughout the world. (NOTE 5)

-------------------------------------------------------------------------------
2.     SIGNIFICANT ACCOUNTING POLICIES
-------------------------------------------------------------------------------

       a)     Foreign currency translation

              The Company follows the "temporal" method of accounting for foreign currency translations. Balance sheet items are translated into Canadian dollars at exchange rates prevailing at the balance sheet date for monetary items and at exchange rates in effect at the transaction date for non-monetary items. Income statement items are translated at average rates prevailing during the year. Unrealized gains and losses are deferred and amortized over their expected life. Realized gains and losses are charged to operations.

       b)     Loss per common share

              Loss per common share on a fully diluted basis is not presented as it would be anti-dilutive.

       c)     Measurement uncertainty

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates relate to the determination of impairment of assets and useful lives for depreciation and amortization. Financial results as determined by actual events could differ from those estimates.

       d)     Financial instruments

              The Company's financial instruments consist of cash, loan receivable and accounts payable, the fair market value of which approximates their carrying value.

         e)   Related party transactions

              Related party transactions are recorded at their exchange amounts which approximate fair market value.

         f)   Uncertainty due to the Year 2000 Issue

              The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.


-------------------------------------------------------------------------------
  3.   SHARE CAPITAL AND CONTRIBUTED SURPLUS
-------------------------------------------------------------------------------

       a)  Authorized - 250,000,000 common shares with a par value of $0.001



                                            SEPTEMBER 30,
                             NUMBER OF          1999              CONTRIBUTED
                              SHARES              $                   SURPLUS
                             ---------      -------------           ---------

       b)  Issued -
           Balance,


            January 1,
             1999            5,320,000           5,320               235,930

           Share Exchange
            Agreement       34,500,000          34,500                -
                            ----------          ------               -------

           Balance, end
            of period       39,820,000          39,820               235,930
                            ==========          ======               =======

  The Company entered into an agreement to acquire 100% of the issued and outstanding shares of e-Auction Global Trading Inc., a Barbados company (the legal subsidiary). The purchase price was 34,500,000 common shares of the Company. The acquisition will be accounted for as a reverse takeover where the financial statements will be issued under the name of the legal parent but will be a continuation of the financial statements of the legal subsidiary. As preparation for the acquisition the Company increased its authorized capital stock to 250,000,000 shares of common stock.

  In connection with the acquisition of the Barbados subsidiary the company granted 1,000,000 stock options with an exercise price of $0.01 per share to the former employees, officers and directors of this company.

           (SEE NOTE 5)


-------------------------------------------------------------------------------
4.     LOSS PER SHARE
-------------------------------------------------------------------------------

       Loss per share for the period from January 1, 1999 to September 30, 1999 is $0.04.

-------------------------------------------------------------------------------
5.     SUBSEQUENT EVENTS
-------------------------------------------------------------------------------

       Subsequent to quarter end:

       a) The Company entered into an agreement to acquire 100% of the issued and outstanding shares of Schelfhout Computer Systemen N.V.("Schelfhout"), a Belgian company. The purchase price is to be $10,000,000 and is to be paid as follows:


            Deposit                $1,000,000      (paid in August 1999)
            At closing             $3,000,000      cash
            At closing             $6,000,000      in common shares of the Company

            The $6,000,000 in shares are not free trading and are subject to a timed release formula. If the Company's shares are not freely trading on any given release date the equivalent cash is to be paid by the Company and the shares are to be returned to the Treasury.

            The agreement is still subject to final approval by all parties.

       b) In connection with the Schelfhout acquisition the Company received a loan of $1,000,000 from Millennium Advisors Inc., ("Millennium") a company related through a common director, acting as agent for undisclosed lenders. In addition Millennium received 197,219 common shares of the Company worth $1,000,000 as a financing fee.

            The Company also entered into a contract for services whereby Millenium would be paid 25% of any funds raised by the sale of equity or issuance of debt by the Company in excess of the amount reasonably required by the Company to complete the Schelfhout acquisition.

       c) The Company, through its Canadian subsidiary, made two purchases of intellectual property. The first purchase was for $300 Cdn. paid in the form of 30,000 options for common shares with an exercise price of $0.01 Cdn. per share. In connection with this acquisition the Company entered into a consulting agreement where a company associated with the vendor would be paid $5,000 Cdn. per month and would also receive 65,000 options for common shares with an exercise price of $0.01 Cdn. per share.

            The second purchase was for $50,000 Cdn. in cash. In connection with this acquisition the Company entered into a management services agreement where $1,000 Cdn. per month would be paid to the vendor who also received 80,000 options for common shares with an exercise price of $0.01 Cdn. per share.

       d) Approved a stock option plan where 6,000,000 common shares are reserved for issuance on the exercise of options. Options are exercisable for a period of 10 years from the date of the grant.

       f) Granted a director of the Company 250,000 stock options with an exercise price of $5 per share. Granted employees 3,050,000 stock options with an exercise price of $0.85 per share.

       g) The Company advanced a further $100,000 to Intrepidus, Inc. in connection with the Bridge loan agreement.

       h) The Company received an additional $2,200,000 in the form of a convertible debenture, the terms of which still have to be finalized.


-------------------------------------------------------------------------------
6.     CONTINGENCY
-------------------------------------------------------------------------------

       A shareholder derivative action was brought against the Company on November 17, 1999 in the United States District Court against the Company, its subsidiaries, two of its directors and several other companies and individuals.

       The action alleges Sanga International, Inc.'s ("Sanga") reputation was damaged by the Defendants (i) engaging in conversion (ii) engaging in fraud (iii) interfering with Sanga's prospective business advantage (iv) breach of contract (v) violating California usury laws and (vi) breach of fiduciary duty.

       The plaintiff claims the defendants' actions have not only damaged Sanga but also the plaintiff and the remaining shareholders of Sanga by as much as $100 million dollars.

       The Action was stayed on November 29, 1999 as a result of Sanga filing for Chapter 11 bankruptcy protection in the United States Bankruptcy Court.

       Exposure to the Company is not determinable at this time.


-------------------------------------------------------------------------------
7. RECONCILIATION OF UNITED STATES TO CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
-------------------------------------------------------------------------------

       a) Basic and diluted loss per share under U.S. GAAP are equal to the loss per share under Canadian GAAP. The weighted average number of shares for calculating loss per share is 32,616,703.

       b) Under U.S. GAAP, the Company would record a deferred tax asset subject to an evaluation allowance where that asset is impaired or not expected to be realized. The Company has deferred tax assets of approximately $78,800. The Company's valuation allowance would be equal to the amount of the deferred tax assets. Therefore, there have been no amounts booked in the accounts of the Company.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE COMMON SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY, TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                   TABLE OF CONTENTS

                                                   Page
                                                   ----
Prospectus Summary...............................   5
Risk Factors.....................................   6
Use of Proceeds..................................   8
Dividend Policy..................................   8
Capitalization...................................   8
Selected Consolidated Financial Data.............   9
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations...................................  10
Business.........................................  11
Management.......................................  21
Certain Relationships and Related Transactions...  26
Principal Stockholders...........................  26
Selling Stockholders.............................  27
Plan of Distribution.............................  29
Description of Capital Stock.....................  30
Transfer Agent...................................  31
Shares Eligible for Future Sale..................  31
Experts..........................................  32
Additional Information...........................  32
Index to Financial Statements....................  33


Until ____________ (25 days after the date of this Prospectus), all dealers effecting transactions in the Common Shares, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.



                              55,771,530 SHARES



                               e-AUCTION GLOBAL
                                 TRADING INC.



                                  PROSPECTUS




                               FEBRUARY 28, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, payable by the Registrant in connection with the sale of Common Shares being registered. All amounts are estimates except the SEC registration fee.


         SEC registration fee................................................................... $53,323
         Printing and engraving costs...........................................................  10,000
         Legal fees and expenses................................................................  15,000
         Accounting fees and expenses...........................................................   5,000
         Blue Sky fees and expenses.............................................................   1,000
         Miscellaneous expenses.................................................................  10,000
                                                                                                 -------
               Total............................................................................ $94,323
                                                                                                 =======


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Articles of Incorporation of e-Auction contain the following provisions which limit the liability of directors:

Article V

The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permissible under the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

Article VI

The corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented (the "Law") indemnify and any all persons whom it shall have power to indemnify under the Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by the Law. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators.

Section 9 of e-Auction's By-laws, which reads as follows, provides for the indemnification of agents of and the purchase of liability insurance:

For purposes of this Section 9, "agent" means any person who is or was a director, officer, employee or other agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation; "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expenses" included without limitation, attorneys' fees and any expenses of establishing a right to indemnification under this Section 9.

The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding) other than an action by or in the right of the Corporation to procure a judgement in its favor) by reason of the fact that such person is or was an agent of the Corporation, against expenses, judgements, fines, settlements and other amounts actually and reasonably incurred in connection with such proceedings to the fullest extent permitted under the General Corporation Law of the State of Nevada, as amended from time to time.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

Since the date of its incorporation, the following transactions were effected by e-Auction in reliance upon exemptions from registration under the Securities Act of 1933, as amended, (the "1933 Act") as provided in Section 4(6) thereof.

Each certificate issued for unregistered securities contained a legend stating that the securities have not been registered under the Act and setting forth the restrictions on the transferability and the sale of the securities.

On January 8, 1998, e-Auction issued 1,250,000 Common Shares equally to Fred Tham, Kam Chun Hui, Noni Wee, Kar Chun Chow and AiNgoh Chiam for an aggregate purchase price of $1,250.00 pursuant to Section 4(6) of Regulation D of the 1933 Act. E-Auction believes that the investors had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risks of the receipt of these securities and that they were knowledgeable about e-Auction's operations and financial condition.

On January 30, 1998, e-Auction issued 4,000,000 shares of common stock at a purchase price of one cent ($0.01) per share for an aggregate purchase price of $40,000.00 through an offering circular under Rule 504 of Regulation D promulgated under the 1933 Act. e-Auction believes that the investors had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risks of the receipt of these securities and that they were knowledgeable about e-Auction's operations and financial condition.

On April 26, 1998, e-Auction issued 70,000 shares of common stock at a purchase price of three dollars ($3.00) per share for an aggregate purchase price of $210,000.00 pursuant to an offering under Rule 504 of Regulation D promulgated under the 1933 Act. e-Auction believes that the investors had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risks of the receipt of these securities and that they were knowledgeable about e-Auction's operations and financial condition.

On February 26, 1999, e-Auction entered into a Stock Exchange Agreement with the stockholders of e-Auction (Barbados). e-Auction issued a total of 34,500,000 shares of common stock of e-Auction pursuant to Regulation S to the e-Auction (Barbados) stockholders in exchange for all of the outstanding shares of e-Auction (Barbados). e-Auction believes that the stockholders of e-Auction (Barbados) had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risks of the receipt of these securities and that they were knowledgeable about e-Auction's operations and financial condition.

On August 13, 2000, e-Auction issued 197,217 common shares to Millenium Advisors Inc. as their fee and interest on a $1 million loan made to the Company. The issuance was made in reliance on Regulations Promulgated under the 1933 Act. e-Auction believes that Millenium Advisors Inc. had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risks of the receipt of these securities and that they were knowledgeable about e-Auction's operating and financial condition.


On January 7, 2000, the Company issued 16,885,447 Common Shares to various non-United States purchasers pursuant to Regulation S promulgated under the 1933 Act upon the exercise of special warrants previously issued by the Company . e-Auction believes that the purchasers of the special warrants had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risks of the receipt of these securities and that they were knowledgeable about e-Auction's operations and financial condition.

On January 10, 2000, the Company issued 3,636,364 shares to the former shareholders of Schelfhout pursuant to Regulation S promulgated under the 1933 Act as partial consideration for the purchase by the Belgium subsidiary of the Company of all of the shares of Schelfhout. e-Auction believes that the stockholders of Schelfhout had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risks of the receipt of these securities and that they were knowledgeable about e-Auction's operations and financial condition.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits


Number                     Description
3.1                        Articles of the Company
3.2                        By-laws of the Company
10.1                       Share Exchange Agreement dated as of February 26,
                           1999 between Kazar International Inc. (now e-Auction
                           Global Trading Inc.) and QFG Holdings Inc.
10.2                       Share Purchase Agreement dated Jnuary 10, 2000
                           between e-Auction Global Trading In., e-Auction
                           Belgium N.V., Luc Schelfhout, and Hilde Dee Laet
10.3                       Pledge Agreement dated January 10, 2000 between
                           e-Auction Belgium N.V., Luc Schelfhout, and Hilde De
                           Laet
15.1                       Letter re: unaudited financial statements
21.1                       Subsidiaries of the Company
27.1                       Financial Data Schedule


(b) Financial Statement Schedules

         All schedules are omitted because they are inapplicable or the requested information is shown in the financial statements of the registrant or related notes thereto.

ITEM 17.  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Canada on the 28th day of February, 2000.

                           e-AUCTION GLOBAL TRADING INC.


                           By: /s/ Dan McKenzie
                               --------------------------------
                               Dan McKenzie, President & Chief Executive Officer

                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dan McKenzie and David Hackett and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on February 28, 2000:


               SIGNATURE                                       TITLE
               ---------                                       -----
         /s/ Dan McKenzie                   Chief Executive Officer, President & Director
     ----------------------------
             Dan McKenzie

         /s/ David Hackett                  Chief Financial Officer
     ----------------------------
             David Hackett

         /s/ Philip Lapp                    Director
     ----------------------------
             Philip Lapp

         /s/ Phil MacDonnell                Director
     ----------------------------
             Phil MacDonnell



         /s/ Eric White                     Director
     ----------------------------
             Eric White


                     CONSENT OF DALE MATHESON CARR-HILTON,
                  CHARTERED ACCOUNTANTS, INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated Febt, 1999, in the Registration Statement (Form S-1) and related Prospectus of e-Auction Global Trading Inc., for the registration of its common shares to filed on February 28, 2000 or thereabout.



/s/ Alvin F. Dale, Ltd.
Dale Matheson Carr-Hilton


February 28, 2000

                           CONSENT OF DAVID A. COX,
                   CHARTERED ACCOUNTANT, INDEPENDENT AUDITOR

         I consent to the reference to myself under the caption "Experts" and to the use of my report dated June 8, 1998, in the Registration Statement (Form S-1) and related Prospectus of e-Auction Global Trading Inc., for the registration of its common shares to filed on February 28, 2000 or thereabout.



/s/ David A. Cox


February 28, 2000